SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
Tenable Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box)
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Our values unite us

We believe every business has the right to pursue its ambitions free from security worry. This is why we dedicate ourselves to isolating and eradicating the cyber exposures that hold organizations back.

Core values

One Tenable

We work together and we win together. We are all part of one Tenable team — employees, customers, partners and other stakeholders.

Deliver results

We set high goals, take bold risks, measure honestly and deliver results that exceed expectations.

We care

We are committed to our work, our customers, our colleagues and our communities. We speak candidly and always do the right thing.

What we do matters

The work we do makes a difference in this world.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

WHEN	WHERE	RECORD DATE
Wednesday, May 14, 2025	Via Webcast	March 17, 2025
1:00 pm Eastern Time	https://www.proxydocs.com/TENB	Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

ITEMS OF BUSINESS	BOARD VOTING RECOMMENDATION	PAGE REFERENCE
Electing the Board of Directors’ nominees Linda Zecher Higgins and Niloofar Razi Howe to the Board of Directors to hold office until the 2028 Annual Meeting of Stockholders.	FOR each director nominee	16
Ratifying the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025.	FOR	32
Approving, on a non-binding advisory basis, the compensation of the Company's Named Executive Officers as disclosed in this proxy statement.	FOR	34
Conducting any other business properly brought before the Annual Meeting, including any adjournments or postponements of the meeting.
Each of these items of business is more fully described in the proxy statement accompanying this notice.

Important Notice Regarding the Availability of Proxy Materials for the Virtual Stockholders' Meeting to Be Held on Wednesday, May 14, 2025 at 1:00 p.m. Eastern Time.
The proxy statement and annual report to shareholders are available at https://www.proxydocs.com/TENB.
By Order of the Board of Directors,
Michelle VonderHaar
Chief Legal Officer and Corporate Secretary
Columbia, MD
April 3, 2025

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed in these materials as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the virtual annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Householding of Proxy Materials	84
Other Matters	85
Appendix: Reconciliation of Non-GAAP Measures	86

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding performance, events, developments or achievements that we expect or anticipate will occur in the future, including statements expressing our general views about future operating results and our corporate social responsibility and diversity and inclusion progress, plans and goals, are forward-looking statements. The inclusion of environmental, diversity and social-related statements is not an indication that these are material to investors or required to be disclosed in our filings with the SEC. In addition, such statements may be based on standards for measuring progress that are still developing, processes that continue to evolve and assumptions that are subject to change in the future.

Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2024 and those set forth in our future filings with the SEC. We disclaim and do not undertake any obligation to update, revise, or withdraw any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law or regulation.

To Our Stockholders,
From day one, our mission at Tenable has been clear: to create a more secure digital world. Today, 44,000 organizations globally, including government agencies, critical infrastructure providers, financial institutions, hospitals, schools and more, trust Tenable to help them understand and reduce their cyber risk.
At the time of our IPO in 2018, Tenable outlined a bold vision. We predicted a much larger market opportunity in a new category that we referred to as exposure management. We saw exposure management as a natural evolution of the vulnerability management market in which Tenable has long been a market leader. Exposure management would address the risks associated with rapid cloud adoption, the rampant rise in identity compromises, and the explosion in OT, IoT, and unmanaged devices across organizations.
Tenable continues to execute on this vision which is now widely adopted by customers and industry analysts alike. Our customers increasingly see the need for exposure management: In an era of constant cyber threats, organizations continue to turn to Tenable to help them get a comprehensive understanding of their cyber exposures. As a result, Tenable remains a trusted partner helping organizations anticipate, manage, and mitigate cyber risk before it becomes a crisis.
Our commitment to our customers and partners
Securing the digital world requires more than ambition: It demands innovation, precision and execution. To that end, we aim to work in lock step with our customers, understanding their pain points, concerns and objectives. Indeed, two of the most pressing challenges our customers face are securing the cloud and gaining a holistic view of enterprise cyber risk. With Tenable’s cloud native application protection platform (CNAPP) and our exposure management platform, Tenable One, our customers can tackle these challenges with confidence.
With the acquisition of Vulcan we can now provide extensive data aggregation capabilities to help customers consolidate their exposures across their security stack into a singular, prioritized view from which they can mobilize and remediate. We believe this enables us to advance AI-driven exposure management to transform how customers predict, prioritize and mitigate risk across the security stack. Additionally, we are adding capabilities that allow CISOs and their security teams to act faster, more efficiently, and resolve exposures across their security environments with greater precision. We are going deeper with analytics and broader across the attack surface to bring visibility and context to today’s complex digital landscape.
We believe the opportunity ahead for Tenable, its customers, partners and shareholders is significant. We remain committed to the vision we laid out in 2018 and are executing on a strategy designed for value creation.
Our commitment to our employees
As a company, we believe when we work together, we win together. We're more than just a team -we're a collective force driven by a shared purpose to secure the digital world. We support our employees with tuition reimbursement, mentorship programs, advanced certification options and more - because tackling some of the most difficult cybersecurity challenges requires continuous growth. We also recognize innovation and impact demand balance, which is why we continue to invest in total rewards packages that include generous time off, an employee stock purchase plan, volunteer days and more. In 2024, we introduced a full-service mental health benefit for employees and their families, with free therapy, coaching and work-life services. Innovation is not limited to our products and we will continue to evolve our benefits to support our people so they can focus on delivering results that exceed expectations.

Our commitment to our stockholders
Our stockholders play a vital role in our success, and we are committed to fostering strong, transparent relationships. We actively engage with this community both to ensure they are up to date on our latest innovations and to understand their priorities and perspectives. In 2024, we met with a majority of our top 25 active investors, as well as over 100 firms in total, an achievement that puts us well above average for midcap companies in investor engagement for the second year in a row. These conversations ensure we keep a pulse on how our strategic decisions are impacting our critical stakeholders. They appreciated our balanced growth approach and we will continue our tradition of outreach to ensure we maintain the trust we have built with this base. In 2024, we delivered:
•Calculated current billings of $969.5 million, an 11% increase year-over-year
•Non-GAAP operating margin of 20%, a 500 basis point improvement year-over-year
•Unlevered free cash flow of $237.8 million, a 36% increase year-over-year
Our goal in 2024 was to strengthen our position by investing in our future and we accomplished this by continuing to innovate and focusing on optimizing our business. We made critical investments that we believe position us to lead the exposure management market. Looking ahead to 2025, we expect to invest in R&D and sales and marketing at an increased rate to position ourselves for success in the Exposure Management market. We are also incredibly excited to be on track to deliver over one billion dollars in calculated current billings this year.
Our commitment to corporate social responsibility
We take pride in the communities where we live and work — the people and places that drive our success. This includes environmental stewardship and cultivating a rich culture. We track our scope 1 and 2 emissions, ensuring that we have a good understanding of our energy usage and carbon footprint. In addition, our Green Initiatives group shares best practices for an environmentally conscious lifestyle. Our employees are a great resource for Tenable to continue learning how we can help our environment.
In addition, we strive to be a place where all employees feel they belong. We recognize that an inclusive culture fosters employee engagement, fuels innovation, and yields outstanding business results. We focus on meaningful, sustained impact — ensuring that every individual has the support they need to do their best work. As we continue this journey, we recognize that building an inclusive organization is not a one-time initiative but an ongoing effort.
Looking ahead
While 2024 was successful on many levels, we are even more excited about 2025. We are making strategic investments across the organization, executing on an ambitious roadmap, and working to expand our leadership in exposure management and cloud security. Scaling to be a billion-dollar company is just the beginning — this is a pivotal time for Tenable, and the future has never looked more exciting. We are energized by the opportunities ahead and look forward to keeping our stakeholders informed as we reach new heights.
Sincerely,
Stephen Vintz
Co-CEO and CFO
Refer to the Appendix for reconciliations of non-GAAP measures to comparable GAAP measures.

Business Overview - 2024 Highlights
We are a leading provider of exposure management solutions. Exposure management is the evolution of vulnerability management, advancing risk assessment and prioritization across the entire attack surface - from IT infrastructure to cloud environments to critical infrastructure. Tenable unifies security visibility, insight and action across this attack surface, equipping modern organizations to expose and close the cybersecurity gaps that erode business value, reputation and trust.
Our 2024 business and financial highlights were as follows:
•Acquired Eureka Security, Inc. ("Eureka"), a provider of data security posture management (DSPM) for cloud environments, to provide a holistic view of an organization's cloud data security footprint, to fight policy drift and misconfigurations, and to continuously improve their security posture over time.
•Released AI Aware, advanced detection capabilities designed to rapidly surface artificial intelligence solutions, vulnerabilities and weaknesses.
•Extended exposure management capabilities to cloud data and AI by adding new data security posture management (DSPM) and artificial intelligence security posture management (AI-SPM) capabilities for Tenable Cloud Security.
•Launched Tenable One for OT/IoT Security, making Tenable One the first and only exposure management platform to provide holistic visibility into assets across IT and operational technology (OT) environments.
•Received credit upgrades from Moody's and S&P. Moody's upgraded our corporate family credit rating to Ba3 from B1 in April 2024; S&P upgraded our credit rating to BB- from B+ in November 2023.
•Awarded numerous industry and partner recognitions including: Ranked first in device vulnerability management market share for the sixth consecutive year by IDC; awarded a coveted five star rating for the Tenable Assure Partner Program by CRN and recognized as the top performer in cloud security in the 2024 CRN Annual Report Card Awards.
•Announced that our Board of Directors approved the repurchase of up to an additional $200 million of our common stock, increasing our stock repurchase program to $300 million in the aggregate.
•Revenue was $900 million, a 13% increase year-over-year.
•Calculated current billings was $969.5 million, an 11% increase year-over-year.
•GAAP loss from operations was $6.9 million, compared to $52.2 million in 2023.
•Non-GAAP income from operations was $184.1 million, compared to $121.0 million in 2023.
•GAAP net loss was $36.3 million, compared to $78.3 million in 2023.
•GAAP net loss per share was $0.31, compared to $0.68 in 2023.
•Non-GAAP net income was $158.6 million, compared to $97.2 million in 2023.
•Non-GAAP diluted earnings per share was $1.29, compared to $0.80 in 2023.
•Cash and cash equivalents and short-term investments were $577.2 million at December 31, 2024, compared to $474.0 million at December 31, 2023.
•Net cash provided by operating activities was $217.5 million, compared to $149.9 million in 2023.
•Unlevered free cash flow was $237.8 million, compared to $175.4 million in 2023.
•Repurchased 2.3 million shares of our common stock for $100 million.
Refer to the Appendix for reconciliations of non-GAAP measures to comparable GAAP measures.

TENABLE HOLDINGS, INC.
6100 Merriweather Drive, 12th Floor
Columbia, Maryland 21044
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
May 14, 2025
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the "Board of Directors" or the "Board") of Tenable Holdings, Inc. (sometimes referred to as the “Company” or “Tenable”) is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 3, 2025 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may, at our discretion, elect to send you a proxy card. We may also send you a second Notice on or after April 14, 2025.
How do I attend the Annual Meeting?
The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting and vote online. The Annual Meeting can be accessed by visiting https://www.proxydocs.com/TENB and entering your control number which is included in the proxy materials mailed to you. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting. We recommend that you log in a few minutes before the Annual Meeting to ensure that you are logged in when the meeting starts. Online check-in will begin at approximately 12:45 p.m. Eastern Time. Information on how to vote online during the Annual Meeting is discussed below.
Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting; however, any questions will need to be submitted in advance of the meeting. In accordance with the rules of conduct, we ask that you limit your submission to one brief question or comment prior to the meeting that is relevant to the Annual Meeting or our business and that such remarks are respectful of your fellow stockholders and meeting participants.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 17, 2025 (the "Record Date") will be entitled to vote at the Annual Meeting. On the Record Date, there were 120,191,047 shares of the Company's common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 17, 2025 your shares were registered directly in your name with Tenable’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record with respect to those shares and the Notice was sent directly to you by the Company. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time or vote by proxy over the telephone or Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 17, 2025 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. You will receive instructions from the organization that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online during the Annual Meeting unless you request and obtain a valid proxy from the organization.
What am I voting on?
There are three matters scheduled for a vote:
•Election of two directors (Proposal 1);
•Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2025 (Proposal 2); and
•Advisory approval, on a non-binding basis, of the compensation of our Named Executive Officers as disclosed in this proxy statement (Proposal 3).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or "Abstain" from voting.

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, vote by proxy over the telephone or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online during the meeting even if you have already voted by proxy.
•To vote online during the meeting, access the Annual Meeting by visiting www.proxypush.com/TENB and entering your control number which is included in the proxy materials mailed to you. Please have your Notice in hand when you access the website and follow the instructions.
•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 866-230-6244 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. To ensure your vote is counted, your telephone vote must be received either prior to the start of the meeting or, if you are attending the meeting, before the polls close during the meeting.
•To vote through the Internet, go to www.proxypush.com/TENB to complete an electronic proxy card. You will be asked to provide the control number from the Notice. To ensure your vote is counted, your Internet vote must be received either prior to the start of the meeting or, if you are attending the meeting, before the polls close during the meeting.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Tenable. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 17, 2025.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” the ratification of Ernst & Young LLP as independent auditors for the year ending December 31, 2025, and "For" the approval of, on a non-binding advisory basis, the compensation of our Named Executive Officers. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under applicable rules, but not with respect to “non-routine” matters. Proposals 1 and 3 are considered to be “non-routine” under applicable rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be “routine” under applicable rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to Tenable Holdings, Inc., Attention: Corporate Secretary at 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044.
•You may attend the Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 4, 2025, to 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2026 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between January 14, 2026 and February 13, 2026. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own. In addition to satisfying the foregoing requirements under Tenable's bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Tenable's nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
If you propose to bring business before an annual meeting of stockholders other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before such annual meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (3) the reasons for conducting that business at the annual meeting, and (4) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition; (5) a questionnaire with respect to the background, qualifications, stock ownership and independence of the person and a written representation or agreement that the person is not and will not become a party to any voting commitment, and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the Company pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person's written consent to being named in a proxy statement, associated proxy card and other filings as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder's understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and more detailed requirements about advance notice of stockholder proposals and director nominations, please refer to our Second Amended and Restated Bylaws, filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-38600), filed with the SEC on November 15, 2023.

How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1, the proposal to elect directors, votes “For,” “Withhold” and broker non-votes (described below); for Proposal 2, the proposal to ratify our independent auditors, votes “For,” “Against” and “Abstain”; and, for Proposal 3, the proposal to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, ”For," "Against" and “Abstain” and broker non-votes. If you “Abstain,” it will be counted towards the vote total for Proposals 2 and 3. For Proposals 2 and 3, it will have the same effect as “Against” votes. Broker non-votes on Proposals 1 and 3 will have no effect and will not be counted toward the vote total for those proposals. We do not expect broker non-votes on Proposal 2.
What are “broker non-votes”?
A "broker non-vote" occurs when your broker submits a proxy for the meeting with respect to "routine" matters but does not vote on "non-routine" matters because you did not provide voting instructions on such "non-routine" matters. These un-voted shares with respect to the "non-routine matters" are counted as “broker non-votes.” Proposals 1 and 3 are considered to be “non-routine” under applicable rules, and we therefore expect broker non-votes on these proposals. However, as Proposal 2 is considered “routine” under applicable rules, we do not expect broker non-votes on this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
For Proposal 1, the election of directors, the two nominees receiving the most “For” votes from the holders of shares present online at the meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Broker non-votes will have no effect.
To be approved, Proposal 2, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025, must receive “For” votes from the holders of a majority of shares present online at the meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Since brokers have the authority to vote on your behalf with respect to Proposal 2, we do not expect broker non-votes on this proposal.
For Proposal 3, advisory approval of the compensation of our Named Executive Officers will be considered to be approved if it receives "For" votes from the holders of a majority of the shares present online at the meeting or represented by proxy and entitled to vote thereon to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote on this proposal. Broker non-votes will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present online at the meeting or represented by proxy. On the Record Date, there were

120,191,047 shares outstanding and entitled to vote. Thus, the holders of 60,095,524 shares must be present online at the meeting or represented by proxy at the meeting to have a quorum.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present online at the meeting or represented by proxy may adjourn the meeting to another date.
Will a list of record stockholders as of the Record Date be available?
Upon request, a list of our record stockholders as of the close of business on the Record Date will be made available to stockholders. In addition, for the ten days ending the day prior to the Annual Meeting, the list will be available upon request for examination by any stockholder of record for a legally valid purpose. To access the list of record stockholders beginning May 4, 2025 and until the Annual Meeting, stockholders should email David Bartholomew, Deputy General Counsel, at dbartholomew@tenable.com.
How do I ask a question at the Annual Meeting?
Only stockholders of record as of March 17, 2025 may submit questions or comments in advance of the virtual stockholders meeting, not during. If you would like to submit a question or comment, you may do so prior to 5:00 p.m. Eastern Time on May 13, 2025 by following the instructions in your registration documents on https://www.proxydocs.com/TENB.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to the start of the Annual Meeting. Our management may group pre-submitted questions by topic with a representative question read aloud and answered. In addition, questions may be ruled out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker's own personal, political or business interests. Questions will be addressed in the "Question and Answer" portion of the Annual Meeting.
What do I do if I have technical difficulties in connection with the Annual Meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page. Technical support will be available beginning at approximately 12:00 p.m. Eastern Time on May 14, 2025.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K, which we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Tenable’s Board of Directors is divided into three classes and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors currently consists of eight members. There are two directors in the class whose term of office expires in 2025. Mses. Higgins and Howe were previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2028 Annual Meeting of Stockholders and until their successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend each annual meeting of stockholders. In 2024, all of our then-serving directors attended the Annual Meeting.
Directors are elected by a plurality of the votes of the holders of shares present online at the meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following table lists the skills and experience that our Nominating and Corporate Governance Committee and Board consider important for our directors to have given our current business and future market opportunities and the directors who we believe possess them:

	Coviello	Higgins	Howe	Huffard	Keane	Seawell	Tosheff	Vicks
Cybersecurity Experience	✔	✔	✔	✔			✔
Enterprise SaaS Experience	✔	✔	✔	✔		✔	✔
CEO/COO Management Experience	✔	✔		✔	✔
Operations Experience	✔	✔		✔	✔	✔		✔
Business Development Experience	✔	✔	✔	✔
Moving Innovation Through to Commercialization	✔	✔		✔			✔
Relationships with the DoD and/or other Relevant Agencies		✔	✔	✔				✔
Capital Markets Experience	✔				✔	✔		✔
Financial Reporting, Accounting and Internal Controls Experience	✔	✔		✔	✔	✔	✔	✔
Board/Corporate Governance Experience	✔	✔	✔	✔	✔	✔		✔
Human Resources/Executive Compensation	✔	✔			✔
Legal and/or Risk Management Experience	✔	✔	✔	✔	✔	✔	✔	✔

CLASS I NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2028 ANNUAL MEETING
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee of the Board of Directors to recommend that person as a nominee for director, as of the date of this proxy statement.
The Nominating and Corporate Governance Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to the effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Committee also takes into account age, skills, talent, expertise, background, differences in viewpoints and such other factors as it deems appropriate, including diversity (including gender, racial, and ethnic diversity). Three of our eight directors are women and one of our eight directors identifies as being racially or ethnically diverse. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that that nominee should continue to serve on the Board.

Niloofar Razi Howe, age 56

Niloofar Razi Howe has served as a member of our Board of Directors since May 2021. Ms. Howe has been the President of the Stratham Group, an alternative asset management firm since January 2025 and an Operating Partner of Capitol Meridian Partners, a private investment firm, since June 2022. Ms. Howe served as a Senior Operating Partner at Energy Impact Partners, a venture capital fund from May 2019 to January 2024. Ms. Howe served on the board of directors of Composecure, Inc. from December 2021 to October 2024 and currently serves on the board of directors of a number of private technology companies. Ms. Howe received a B.A. in English Literature from Columbia College and holds a Juris Doctor degree from Harvard Law School. Our Board of Directors believes that Ms. Howe is qualified as a director based on her extensive cybersecurity and management experience and her experience as a director of technology companies.

Linda Zecher Higgins, age 71

Linda Zecher Higgins has served as a member of our Board of Directors since August 2019. Ms. Higgins is the Chief Executive Officer and Managing Director of Cyber Knowledge Partners (formerly the Barkley Group), a consulting firm focused on effective digital transformation, and has held such position since January 2017. In July 2023, Ms. Higgins was hired as the Chief Executive Officer of IronNet, Inc., a cybersecurity company ("IronNet"), to assist in its restructuring efforts. In October 2023, IronNet filed a voluntary Chapter 11 restructuring plan with the U.S. Bankruptcy Court for the District of Delaware, which was completed in February 2024. Ms. Higgins departed IronNet in May 2024. Ms. Higgins served as a member of the board of directors of Hasbro, Inc. from October 2014 to May 2024 and C5 Acquisition Corp from January 2022 to October 2023. Ms. Higgins received a B.S. in Earth Science from The Ohio State University. Our Board of Directors believes that Ms. Higgins is qualified to serve as a director based on her extensive management experience with technology companies and her experience as a director of public companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2026 ANNUAL MEETING

John C. Huffard, Jr., age 57

John C. Huffard, Jr. has served as a member of our Board of Directors since 2002. Mr. Huffard served as our Chief Operating Officer from May 2018 through December 2019. Prior to that, he served as our President and Chief Operating Officer from November 2008 to May 2018, and he co-founded our company in 2002. Mr. Huffard has also served as a member of the board of directors of Norfolk Southern Corporation since February 2020. Mr. Huffard received a B.S.B.A. from Washington and Lee University and an M.B.A. from Babson College. Our Board of Directors believes that Mr. Huffard is qualified to serve as a director based on his in-depth knowledge of our company and our products due to his role as our co-founder and subsequent role as our Chief Operating Officer.

A. Brooke Seawell, age 77

A. Brooke Seawell has served as a member of our Board of Directors since October 2017. Mr. Seawell is a Venture Partner at New Enterprise Associates Inc., a position he has held since January 2005. Mr. Seawell has served on the board of directors of NVIDIA Corporation, an accelerated computing company, since December 1997. He previously served on the board of directors of Eargo, Inc., a medical device company, from September 2020 to December 2022, and Tableau Software, Inc., a business intelligence software company, from November 2011 to August 2019. Mr. Seawell received both a B.A. in Economics and an M.B.A. in Finance from Stanford University. Our Board of Directors believes that Mr. Seawell is qualified to serve as a director based on his extensive experience in technology finance and operations, including having served as the chief financial officer of two public companies and his experience as a director of public technology companies.

Raymond Vicks, Jr., age 65

Raymond Vicks, Jr. has served as a member of our Board of Directors since January 2022. Mr. Vicks has served on the Board of Directors of Bowman Consulting Group Ltd since May 2022. Mr. Vicks previously served as Managing Partner at the BMV Group, a position he held from August 2015 until his retirement in 2019. Concurrent with that role, Mr. Vicks also served as the Chief Financial Officer of the HSC Health Care System from 2015 to 2018. Prior to that, Mr. Vicks served in roles of increasing responsibility at PricewaterhouseCoopers LLP from 1995 to 2014, where at the time of his departure, he was a Partner. Mr. Vicks is a Certified Public Accountant and received a B.S. in accounting from Virginia Tech. Our Board of Directors believes that Mr. Vicks is qualified to serve as a director based on his extensive public accounting and management experience.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2027 ANNUAL MEETING

Arthur W. Coviello, Jr., age 71

Arthur W. Coviello, Jr. has served as a member of our Board of Directors since February 2018, including as our Chair since January 2025 and as our Lead Independent Director from February 2022 to January 2025. Mr. Coviello has served as Managing Partner of Syn Ventures, a venture capital fund, since June 2021. Mr. Coviello has served on the Board of Directors of Synchrony Financial ("Synchrony") since November 2015. Mr. Coviello was previously a venture partner at Rally Ventures, LLC, a position he held from May 2015 to July 2022, and previously was on the boards of directors of FireEye/Mandiant, Inc. from December 2020 to October 2022, and Epiphany Technology Acquisition Corp. from November 2020 to January 2023. Mr. Coviello received a B.B.A. with a concentration in Accounting from the University of Massachusetts. Our Board of Directors believes that Mr. Coviello is qualified to serve as a director based on his extensive security industry and management experience and his experience as a director of public technology companies.

George Alexander Tosheff, age 58

George Alexander Tosheff has served as a member of our Board of Directors since September 2022. Mr. Tosheff has served as a Venture Partner of Syn Ventures, a venture capital fund, since January 2025. Mr. Tosheff served as Senior Vice President, Chief Security Officer of VMware, Inc. (recently acquired by Broadcom) from February 2022 to April 2024, following his promotion from Vice President, Chief Security Officer, a position he held since 2014. Mr. Tosheff served as a member of our Customer Advisory Board from 2017 until September 2022. Mr. Tosheff received a B.S. in Physics from California State University. Our Board of Directors believes that Mr. Tosheff is qualified to serve as a director based on his extensive cybersecurity expertise and management experience.

Margaret Keane, age 65

Margaret Keane has served as a member of our Board of Directors since June 2023. Ms. Keane serves on the board of directors for the Allstate Corporation, an insurance company, a position she has held since April 2018. Ms. Keane is the former Executive Chair of the Board of Directors of Synchrony, a position she held from April 2021 to April 2023. Ms. Keane was a member of Synchrony's board of directors from 2013 to April 2023. Ms. Keane served as Synchrony’s Chief Executive Officer from February 2014 to March 2021 and President from February 2014 to May 2019. She previously served as the Chief Executive Officer and President of the North American retail finance business of the General Electric Company from April 2011 to February 2014. Ms. Keane earned a bachelor’s degree in government and politics and an M.B.A. from St. John’s University. Our Board of Directors believes that Ms. Keane is qualified to serve as a director based on her extensive management experience.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Our Board determines the independence of each director based on their business and personal activities that might affect us and our management. Each director completes a detailed questionnaire on an annual basis that provides information about relationships that might affect their independence. The Board, with support from our counsel, then evaluates all known relevant facts and circumstances concerning any identified relationship and assesses whether any such relationship would interfere with the independent judgment of the director in carrying out their responsibilities. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of their family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our current directors are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of our directors or nominees for director had a material or other disqualifying relationship with the Company. Amit Yoran was not independent within the meaning of the applicable Nasdaq listing standards during his time on our Board prior to his passing in January 2025 due to his role as the Company's Chief Executive Officer.
Board Leadership Structure
The Board does not have a fixed policy regarding the combination or separation of the positions of Board Chair and Chief Executive Officer. The Board believes that it should maintain the flexibility to combine or separate these offices in the future if deemed to be in the best interest of the Company. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chair, would not result in better governance or oversight.
Our Board of Directors was chaired by Mr. Yoran, our former Chief Executive Officer until his passing in January 2025. The Board is currently chaired by Mr. Coviello, who is an independent, non-employee director. The Board believes Mr. Coviello's experience, breadth of knowledge and contributions to the Board position him well to provide strong leadership and oversight of ongoing Board matters and to contribute valuable insight with respect to Tenable's business. The Board believes that Mr. Coviello is highly qualified to assist the Board in overseeing the identification, assessment and management of the Company's exposure to various risks as a result of his extensive management and security experience.
Mr. Coviello's responsibility is to ensure that our Board functions properly and to work with our co-CEOs to set the Board's agenda. Accordingly, he has substantial ability to shape the work of the Board. We expect him to facilitate communications among our directors and between the Board and senior management. While Mr. Coviello provides independent leadership, he also works closely with our co-CEOs to ensure that our directors receive the information they need to perform their responsibilities, including discussing and providing critical review of the matters that come before the Board and assessing management's performance. As a result, the Board currently believes that such separation can enhance the effectiveness of our Board as a whole. The Board believes that the leadership structure of our Board is appropriate and enhances its ability to effectively carry out its roles and responsibilities on behalf of our stockholders.
Prior to December 2024, the positions of Board Chair and Chief Executive Officer were combined and held by Mr. Yoran. During that time, Mr. Coviello served as the Board's lead independent director in order to help reinforce the independence of the Board as a whole and serve as an effective balance to Mr. Yoran's leadership.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of Tenable’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including determining the nature and level of risk appropriate for the Company.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including risks pertaining to financial accounting, investments and cash management, and disclosure controls and procedures. The Audit Committee also monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function and the performance and independence of external auditors.
Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including as it relates to regulatory changes and other developments. The Nominating and Corporate Governance Committee also oversees our environmental, social and governance programs, stockholder engagement, and board and committee composition and refreshment.
Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, and risks associated with human capital management, including recruiting, retention, diversity and inclusion.
Our Cybersecurity Risk Management Committee assists the Board in fulfilling its oversight responsibility with respect to the management of risks related to our information technology use and protection, cybersecurity, and product security.
Typically, the entire Board meets with members of management responsible for risk management at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from members of management responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
Meetings of the Board of Directors
The Board of Directors met eleven times during 2024. All directors attended at least 75% of the aggregate number of meetings of the Board and of each of the committees on which they served, held during the portion of the last year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors
The Board has four committees: an Audit Committee, a Compensation Committee, a Cybersecurity Risk Management Committee, and a Nominating and Corporate Governance Committee. The following table provides the current membership of each of the Board committees, and identifies the chairperson of each committee and the number of committee meetings held in 2024:

Name	Audit	Compensation	Cybersecurity Risk Management	Nominating and Corporate Governance
Arthur W. Coviello, Jr.				X*
Margaret Keane		X	X
Linda Zecher Higgins		X*		X
Niloofar Razi Howe		X		X
John C. Huffard, Jr.	X		X*
A. Brooke Seawell	X*
George Alexander Tosheff	X		X
Raymond Vicks, Jr.	X
Total meetings in 2024	9	4	4	4
_____________
*    Committee Chairperson
Below is a description of each committee of the Board of Directors. Each of the committees has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair their individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The principal duties and responsibilities of our audit committee include, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results, including a review of our disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations";
•reviewing our policies on risk assessment and risk management;
•overseeing the organization and performance of the Company's internal audit function;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related party transactions;
•reviewing the Company's investment philosophy and policies and adherence thereto; and
•meeting in executive session with management, internal audit, and the Company's independent registered public accountants.
The Audit Committee is currently composed of four directors: Messrs. Seawell, Huffard, Tosheff, and Vicks. The Audit Committee met nine times during 2024. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.investors.tenable.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all of the current members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing rules and under Rule 10A-3 under the Exchange Act).
The Board of Directors has also determined that Messrs. Seawell and Vicks each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Messrs. Seawell's and Vicks' level of knowledge and experience based on a number of factors, including their formal education, Mr. Seawell's experience as a chief financial officer of public reporting companies and Mr. Vicks' public accounting experience.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2024 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
A. Brooke Seawell, Chair
John C. Huffard, Jr.
George Alexander Tosheff
Raymond Vicks, Jr.
*The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee of the Board of Directors acts on behalf of the Board to review, modify and oversee the Company’s compensation strategy, policies, plans and programs, including:
•establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;
•review and approve the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer, the other executive officers and other senior management;
•review and recommend to the Board for approval the type and amount of compensation to be paid or awarded to our directors;
•administration of our equity compensation plans, bonus plans, benefit plans and other similar plans and programs;
•provide recommendations to the Board on compensation-related proposals to be considered at the Company's annual meeting to stockholders, and consider the results of any advisory vote on executive compensation;
•oversee the Company's clawback or similar policies; and
•review and approve the list of companies to be included in the Company's compensation peer group.
The Compensation Committee is currently composed of three directors: Mses. Higgins, Howe, and Keane. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing rules). The Compensation Committee met four times during 2024. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.investors.tenable.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency when necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, and for 2024, in consultation with our Chief Executive Officer, Chief People and Culture Officer and Compensia, Inc. ("Compensia"), the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session. In addition to our Chief Executive Officer, our Chief Financial Officer, Chief People Officer and Deputy General Counsel also regularly attend meetings at the invitation of the Compensation Committee and take part in discussions about executive compensation. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. In 2024, our Chief Executive Officer did not participate in, and was not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past calendar year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee retained Compensia as its compensation consultant. Our Compensation Committee identified Compensia based on Compensia's general reputation in the industry. As part of its engagement, Compensia was requested by the Compensation Committee to review and update the group of companies that we use for comparative purposes and to perform an analysis of competitive performance and compensation levels for that group. The specific determinations of the Compensation Committee with respect to executive compensation for the year ended December 31, 2024, as well as the role of the compensation consultant in assisting with those determinations, are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.
Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate. In 2024, the Compensation Committee delegated authority to Mr. Yoran, in his capacity as our Chief Executive Officer and Chairman, to grant, without any further action required by the Compensation Committee, stock awards to certain employees who are not his direct reports or officers of the Company, up to and including employees at the senior vice president level. In connection with his appointment as Co-Chief Executive Officer, in December 2024, the Board authorized Mr. Vintz to grant stock awards pursuant to the previously delegated authority to Mr. Yoran. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timely grant of stock awards to employees, particularly new employees and promoted employees, within specified limits approved by the Compensation Committee. The number of shares underlying awards approved by the CEO for on-hire, annual, promotion, and retention-and-merit-based awards, are subject to certain limitations and guidelines approved by the Compensation Committee from time to time. As part of its oversight function, the Compensation Committee reviews on a quarterly basis the list of grants made by the CEO. The Compensation Committee reviews the delegated authority periodically and amends it as necessary. During 2024, Mr. Yoran exercised his authority to grant a total of 2,866,346 restricted stock units ("RSUs") to qualifying employees. No other equity awards were granted pursuant to the delegated authority during 2024.
The Compensation Committee typically makes adjustments to annual compensation, approves changes to the key financial metric targets and formulas used to determine annual bonus payments, approves additional equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the alignment of the Company’s compensation strategy with its business strategy, potential modifications to enhance this alignment and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. In 2024, for executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by our Chief Executive Officer. In 2024, in the case of our Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.

For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Report of the Compensation Committee of the Board of Directors*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
Linda Zecher Higgins, Chair
Niloofar Razi Howe
Margaret Keane
*The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission, and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, developing a set of corporate governance principles for the Company and overseeing the Company's corporate environmental, social and governance programs and policies.
The Nominating and Corporate Governance Committee is currently composed of three directors: Mr. Coviello and Mses. Higgins and Howe. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating and Corporate Governance Committee met four times during 2024. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.investors.tenable.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in their field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers age, skills, talent, expertise, background and differences in viewpoints and such other factors as it deems appropriate, including diversity (including gender, racial and ethnic diversity), given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will review these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted by outside counsel annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but also engages professional search firms from time to time to assist in identifying potential candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Tenable Holdings, Inc., Attention: Corporate Secretary, 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044, at least 90 days, but not more than 120 days prior to the anniversary date of the preceding year's annual meeting of stockholders. Submissions must include the name and address of the stockholder on whose behalf the submission is made, the number of shares of Tenable stock owned beneficially by such stockholder on the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information and a description of the proposed nominee's qualifications as a director. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Cybersecurity Risk Management Committee
The Cybersecurity Risk Management Committee of the Board of Directors assists the Board in fulfilling its oversight responsibility with respect to the management of risks related to the Company's information technology use and protection, cybersecurity, and product security. The Cybersecurity Risk Management Committee is responsible for oversight of the Company's:
•policies and procedures governing information technology and network systems, including relating to data security, incident response procedures and disaster recovery capabilities, and product security;
•technology senior management teams' priorities for its information technology and engineering security functions;
•management of compliance risks and audits related to its information technology and network systems;
•internal access controls and audits relating to cyber and information security;
•disclosures in SEC filings related to its information technology and network systems; and
•cyber insurance policies and coverage.
The Cybersecurity Risk Management Committee is currently composed of three directors: Mr. Huffard, Ms. Keane and Mr. Tosheff. All members of the Cybersecurity Risk Management Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Cybersecurity Risk Management Committee met four times during 2024. The Board has adopted a written Cybersecurity Risk Management Committee charter that is available to stockholders on our website at www.investors.tenable.com.
The Cybersecurity Risk Management Committee meets quarterly and with greater frequency if necessary. The Cybersecurity Risk Management Committee meets regularly in executive session. In addition to one of our co-Chief Executive Officers, our Chief Security Officer and our Chief Legal Counsel regularly attend meetings at the invitation of the Cybersecurity Risk Management Committee. The Cybersecurity Risk Management Committee also has direct access to our Chief Security Officer and evaluates his performance. From time to time, various members of management and other employees as well as outside advisors may be invited by the Cybersecurity Risk Management Committee to brief the committee members on the current threat landscape and cybersecurity efforts. Under its charter, the Cybersecurity Risk Management Committee is granted authority to retain independent advisors and investigate matters brought to its attention.
Stockholder Communications with the Board of Directors
All stockholders and other interested parties are welcome to communicate with our non-management directors through an established process for stockholder communication. For communication directed to our non-management directors, please contact our Corporate Secretary or Legal Department in writing at the address listed below.
Tenable Holdings, Inc.
6100 Merriweather Drive, 12th Floor
Columbia, MD 21044
Attn: Corporate Secretary or Legal Department
Our Corporate Secretary or Legal Department will review all incoming stockholder communications and determine whether the communication should be presented to the Board or the appropriate director or committee. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications, such as mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material. The screening procedures have been approved by a majority of our independent directors. All communications directed to the Audit Committee in accordance with the Company’s whistleblower policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.
Code of Ethics
We have adopted the Tenable Code of Business Conduct and Ethics that applies to all officers, directors, employees and independent contractors. The Code of Business Conduct and Ethics is available on our website at www.investors.tenable.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Insider Trading Policy
We have adopted an Insider Trading Policy that governs the purchase, sale, and other disposition of Company securities and applies to all Tenable personnel, including directors, officers, employees, and other covered persons. The Company also follows procedures for the repurchase of its securities. We believe our Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
Hedging
Our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our Board of Directors from engaging in short sales, transactions in put or call options, hedging transactions, using margin accounts, pledges, or other inherently speculative transactions involving our equity securities.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2014. Representatives of Ernst & Young LLP are expected to be present online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or laws require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present online at the meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.
Fees and Services
The following table represents aggregate fees billed to the Company by Ernst & Young LLP, the Company’s principal accountant.

	Year Ended December 31,
(in thousands)	2024	2023
Audit Fees(1)	$1,740	$1,754
Audit-Related Fees(2)	397	338
Tax fees(3)	59	6
All Other Fees(4)	8	73
Total Fees	$2,204	$2,171
_____________
(1)     Audit fees consisted of fees billed for professional services provided in connection with the audits of our annual consolidated financial statements and our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, and related procedures and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. In 2023 and 2024, audit fees included fees related to business combinations.
(2)    Audit-related fees consisted of professional services provided in connection with attestation reports for service organizations. In 2024 audit-related fees included acquisition accounting consultations and due diligence. In 2023 audit-related fees included fees associated with attestation reports for service organizations and acquisition due diligence procedures.
(3)    Tax fees included fees for permissible tax advisory services.

(4)    All other fees included fees for access to online accounting and tax research software as well as fees related to a risk assessment exercise performed in 2023.
All fees and services described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The Chair of the Audit Committee has been delegated authority to pre-approve certain audit and non-audit services, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP are compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE TO APPROVE THE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable our stockholders to approve, on an advisory non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. This proposal, commonly known as a "Say-on-Pay" proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation as a whole. The vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. At the 2020 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a Say-on-Pay vote every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.
The Say-on-Pay vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current year and beyond. The Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The compensation of our Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are aligned with our stockholders’ interests to support long-term value creation and enable us to attract and retain talented executives.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present online or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting Say-on-Pay votes, the next scheduled Say-on-Pay vote will be at the 2026 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

CORPORATE SOCIAL RESPONSIBILITY
We believe good governance at all levels is necessary to drive corporate responsibility, which in turn promotes the long-term interests of our stockholders and strengthens Board and management accountability. We focus our efforts in the following key areas:
•Governance;
•Environmental stewardship; and
•Social responsibility in: cybersecurity and data privacy, inclusion, employee engagement, and community involvement.

Governance
Our Board sets high standards for the Company's employees, officers, and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company's business. The Board adheres to our corporate governance guidelines, which are designed to give directors and management a flexible framework for effectively pursuing the Company's objectives for the benefit of its stockholders.
In the risk management process, risk oversight is one of the Board’s key functions. The Board does not have a standing risk management committee but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Nominating and Corporate Governance Committee is responsible for environmental, social, and governance oversight and is briefed as necessary on relevant matters. For additional details on the Committee's oversight responsibilities see "Nominating and Corporate Governance Committee" above.
In addition to our governance best practices, we consider environmental and social issues in our operations. We believe that socially responsible operating practices go hand in hand with generating value for our stockholders, providing cybersecurity solutions for our clients, being good neighbors within our communities, and being a good employer to our employees. In our view, our corporate governance is more effective when we consider environmental and social issues as part of our oversight of corporate strategy, key risks, and our operations more generally.
We are committed to the promotion of ethical business practices and the implementation of measures to reduce the risk of corruption. We believe strongly in human rights, including, but not limited to, supporting our workforce and promoting equality of opportunity and treatment in hiring, training, promotions and working conditions. As such, our Human Rights Policy and Supplier Code of Conduct articulate our commitments and values regarding such matters as ethical business practices, labor practices (including child labor and human trafficking), data privacy, diversity and non-discrimination, and whistleblower protections, and our related expectations regarding supplier, vendor, and contractor practices.

Environmental Stewardship
Our Board and management team recognize that we have a role to play in environmental stewardship. Given that the Company is a software company, our energy consumption and usage within our data centers is an important component of the day-to-day operations of our business. We outsource our data center needs to Amazon Web Services (“AWS”). In addition to carefully choosing data center locations to mitigate environmental risks, AWS has a long-term commitment to using 100 percent renewable energy.
Aside from data center needs, we believe that we can still play a part through environmentally sound practices. Consequently, we have invested in software to manage our environmental impact factors, enabling us to track and calculate our scope 1 and scope 2 footprint.
Our corporate headquarters is a LEED Certified Gold for Core Construction. We continue to implement environmental stewardship in our daily lives including: recycling in our offices; offering biodegradable to-go boxes to reduce food waste; enforcing a strict policy for disposing of hardware; and utilizing a travel portal that provides detail on our carbon footprint.
Tenable and our employees have donated time and money to important environmental causes such as healthy waterways and other clean-up efforts, recycling, carbon footprint mitigation and protection of threatened wildlife. At Tenable, we believe our employees are our most critical catalysts for change. Our Green Initiatives group continues to gain traction as a way for employees to share best practices for an environmentally conscious lifestyle, building global support within the Company, and lead campaigns such as trash clean-ups, sustainable lifestyle pledges, and tree-planting initiatives. Partnering within our Tenable CARES program - detailed later in this section - the Green Initiatives group curates easy-to-implement actions and measures our collective impact.
Our regional Green Initiatives leaders build engagement and momentum by hosting regular community check-ins and information sessions and building camaraderie among members. Through their shared passion for environmentalism, participants inspire one another to take action for a greener and cleaner tomorrow. Our 2025 theme, “Community!” is centered around the importance of reducing waste by fostering a sense of responsibility toward using what you have to help others and giving back to the community. The Green Initiatives group will spearhead collection drives, local recycling and waste reduction efforts and trash cleanups.

Cybersecurity and Data Privacy
We take great pride in assisting our customers with enhancing their security posture through the use of our services and products. We understand that customers must trust and have confidence in an organization to use its service offerings for managing their exposure data. As such, we take the overall security of our products and their supporting infrastructure very seriously.
We align our information security and risk management program to the National Institute of Standards and Technology Cybersecurity Framework and have implemented an information security management system to protect the confidentiality, integrity, and availability of assets against threats and vulnerabilities. We achieved ISO/IEC 27001:2022 certification, recognizing our proven commitment to the highest level of information security management.

As a leader in cybersecurity, and with our focus on sound governance, we believe adding oversight at the board level is important, which is why we elevated the Cybersecurity Risk Management Committee from a subcommittee of the Audit Committee to a separate fully functioning committee of the Board in November of 2022. The Cybersecurity Risk Management Committee assists the Board in fulfilling its oversight responsibility for managing risks related to the Company’s information technology use and protection, cybersecurity, and product security. For additional details on the Committee's oversight responsibilities see "Cybersecurity Risk Management Committee" above.
Data privacy protection and cybersecurity require diligence and a community effort. We enable the community through our employees, customers, and products by bringing security awareness to everything we do. As an enterprise security company, we consistently look for ways to improve our security posture to maintain data privacy and protect sensitive information for our employees and customers.
Thousands of customers, including financial services organizations, healthcare providers, retailers, educational institutions, and government agencies, trust Tenable with their exposure data, digital identities and exposure insights in our cloud platform. Security is core to our corporate ethos and we allocate significant investment to protect the confidentiality, integrity, and availability of all customer data. One of our top priorities is preventing any non-customers or bad actors from accessing, disclosing, or violating the privacy and protection of data stored in the Tenable cloud platform. Using a combination of preventative and detective controls, environment segregation, automation, granular data access controls, modern identity and access management practices, and data localization, our products are built to protect data and help meet privacy obligations. We continuously assess and implement additional measures to help improve our security program and address the ever-changing threat landscape.

Engagement and Inclusion
We believe an inclusive culture drives employee engagement, sparks innovation and delivers exceptional business results. Tenable’s people strategy aspires to create a positive and rewarding experience for new, prospective and current employees across all aspects of employee connection — recruiting, onboarding, career growth, wellness and compensation. Our total rewards package — which includes abundant development options — recognizes employees for their contributions, gives them the opportunity for continued growth and provides resources to support well-being both inside and outside the workplace.
At Tenable, we strive to be a career destination in which employees from all backgrounds are welcomed and empowered, treated with fairness and respect, presented with opportunities to make a difference and provided with resources to enable them to grow.
Tenable's Engagement & Inclusion (E&I) mission aligns all initiatives with three pillars—Workforce, Workplace, and Community—to enhance the overall employee value proposition. It emphasizes that an inclusive culture fosters employee engagement, fuels innovation, and yields outstanding business results.
Our E&I strategy at Tenable is aligned to three major objectives:
•Workforce: Attract, retain, and develop top talent through strategic partnerships, employer branding, and inclusive engagement and development opportunities for all employees.

•Workplace: Cultivate an inclusive environment where all employees feel they belong and are given the support they need to thrive.
•Community: Increase our commitment to supporting the next generation of science technology, engineering and mathematics (STEM) talent.
To support our initiatives, we are strengthening collaboration with external organizations to expand our outreach and establish Tenable as a recognized brand within all communities. We are rolling out initiatives that foster global connections through inclusive programming. Finally, we are focused on empowering our employees by enhancing programs to ensure all employees feel valued and supported, focusing on professional growth, leadership development, and opportunities to make meaningful contributions to our success.

Employee Engagement
Our ability to fulfill core values depends on how well we listen to our employees. We constantly ask employees what they need to do their best work and we act on their input. We have several different methods of soliciting employee feedback to ensure we hear from all parts of the business. We also create regular opportunities for two-way communication with our executives to help our people better understand how decisions are made. Our methods include the following:
•conducting an annual employee engagement survey combined with periodic division - or region-specific check-ins;
•soliciting employee feedback at various stages of their employment cycle, from onboarding to offboarding;
•holding frequent executive "coffee chat" sessions during which employees can engage with our senior leaders to exchange information, provide feedback and brainstorm ideas in small-group settings;
•staging monthly company-wide All Hands meetings led by our co-CEOs, with an open question-and-answer period;
•empowering departmental, regional or team leaders to host their own town halls for their direct reports;
•encouraging people managers to hold regular check-in meetings with their direct reports where they can focus on real-time feedback, recognition, coaching, and professional development; and
•ensuring executive sponsorship of each Employee Resource Group, providing each cohort with a direct path to communicate with senior leadership.
We believe professional development is a continuous and iterative process and encourage employees to think of refining and redefining their development goals and plans as a path or direction, rather than pursuing a specific job position or promotion. Tenable promotes and supports employee development and organizational effectiveness by providing numerous high-quality learning and development options. Employees and their managers work together to create development plans for increasing business acumen and building on the skills and knowledge each employee needs to excel in their current position and to grow professionally. Our professional development offerings include mentorship and networking opportunities, tuition reimbursement and professional development funds, access to industry-leading tools for learning and building skills, a management development program, career development and learning events.

We expect our employees to respect and adhere to the highest standards of business conduct, including as set forth in our Code of Business Conduct and Ethics. All employees are expected to complete certain compliance training requirements annually. Topics include information security, data privacy, harassment prevention, anti-bribery and insider trading.

Community Involvement and Public Advocacy
We invest in social good in alignment with our company values. Tenable demonstrates that we care by striving to make a positive difference in everything that we do — in our work, with our customers and colleagues and in our communities. We are proud to contribute to charities, initiatives and programs that strengthen our industry and impact our employees and communities.
Our people strive to create a better tomorrow by giving back to their communities globally through our internal giving and volunteerism program, Tenable CARES. Tenable CARES is designed to make it easier for our employees to support the charitable organizations that are important to them. The program offers employees one day of paid leave per year to participate in volunteer activities. In addition, we match employee donations to a predetermined amount to their preferred organizations and give each employee an opportunity to nominate a cause that is important to them to be selected as Tenable's global cause of the year. In 2024, our theme was Care for Kids, with three benefiting organizations: Icing Smiles, Teach For All, and Save the Children. Previous causes have included the Multiple Sclerosis Foundation, St. Jude Children’s Research Hospital and Make-A-Wish. Through Tenable CARES, we aim to unite our employees around our missions and use our programs and tools to help spread the word about their charitable passions and work.
Just as volunteering in our communities is an important aspect of our corporate culture, we encourage our employees to express their voices in local, state, and national public policy. Employees are given a total of one day off per year to exercise their right to vote. We are also focused on advocating for policies that impact Tenable and the cybersecurity industry as a whole. We regularly engage with U.S. federal, state, and local government entities to provide expertise and thought leadership to policymakers as they shape policies and regulations that directly impact our customers and cybersecurity as a whole. But our efforts are not limited to the U.S. government. We engage governments, policymakers and partners around the world to advocate on important issues affecting our business, our customers, our partners, and the communities in which we operate.
We also lend our expertise to promote cybersecurity resilience and help inform the development of cybersecurity standards. We participate in numerous public private partnerships such as the President's National Security Telecommunications Advisory Committee, the IT Sector Coordinating Council and the National Institute for Standards and Technology's National Cybersecurity Center of Excellence - to provide cybersecurity and technology insight to policymakers and government officials.
These engagements have led to opportunities to provide official testimony at congressional hearings on topics ranging from securing critical infrastructure to creating the Office of the National Cybersecurity Director. Tenable participates in a range of conferences, events, and summits that collectively advance our public policy goals. In addition, we conduct lobbying activities aimed at supporting policies that enhance cybersecurity and digital resilience. These activities are reported publicly in accordance with the Lobbying Disclosure Act and all subsequent amendments to the law.
Complementary to our policy advocacy, we are engaged in cyber threat intelligence information sharing and operational collaboration with multiple organizations, including the Cybersecurity and

Infrastructure Security Agency's (CISA) Joint Cyber Defense Collaborative (JCDC) and the IT Information Sharing and Analysis Center (IT-ISAC). We are members of numerous associations, including the Alliance for Digital Innovation (ADI), the Cybersecurity Coalition, the Computing Technology Industry Association (CTIA), the Information Technology Industry Council (ITI), the International Society of Automation (ISA), the Operational Technology Cybersecurity Coalition (OTCC), DigiAmericas Alliance, the National Association of State Chief Information Officers (NASCIO), and the National Governors Association (NGA)
In addition, our Political Action Committee ("PAC"), which allows eligible employees to pool their voluntary, personal contributions to help support and elect pro-technology and pro-cybersecurity lawmakers to Congress. Tenable's PAC does not advance a partisan or social agenda, but instead ensures public policies promote sound cybersecurity policies and growth for our business, our employees and our customers. You can find all disbursements for the Tenable PAC by visiting the Federal Election Commission website.
EXECUTIVE OFFICERS
Our executive officers, and their respective ages as of April 3, 2025, are as follows:

Name	Age	Position(s)
Executive Officers
Stephen A. Vintz	56	Co-Chief Executive Officer and Chief Financial Officer
Mark Thurmond	55	Co-Chief Executive Officer and Chief Operating Officer

Stephen A. Vintz

Stephen A. Vintz has served as our Chief Financial Officer since October 2014 and was appointed Co-Chief Executive Officer in December 2024. Mr. Vintz previously served as Executive Vice President and Chief Financial Officer of Vocus, Inc. Mr. Vintz received a B.B.A. in Accounting from Loyola University Maryland and is a Certified Public Accountant.

Mark Thurmond

Mark Thurmond has served as the Company’s Chief Operating Officer since February 2020 and was appointed Co-Chief Executive Officer in December 2024. Prior to joining the Company, Mr. Thurmond served as the Chief Operating Officer of Turbonomic Inc. from September 2017 to February 2020 and as the Executive Vice President, Worldwide Sales and Services of QlikTech International AB from August 2015 to August 2017. Mr. Thurmond holds a B.S. in Psychology from Hofstra University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 17, 2025 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% or greater stockholders:
FMR, LLC(2)	15,144,827	12.6%
The Vanguard Group(3)	12,510,817	10.4%
BlackRock, Inc.(4)	10,524,434	8.8%

Named executive officers and directors:
Stephen A. Vintz(5)	845,581	*
Mark Thurmond(6)	64,057	*
Arthur W. Coviello, Jr.(7)	35,124	*
John C. Huffard, Jr.(8)	491,998	*
Linda Zecher Higgins(9)	353	*
Niloofar Razi Howe(10)	19,170	*
A. Brooke Seawell(11)	269,245	*
Raymond Vicks, Jr.(12)	11,659	*
George Alexander Tosheff(13)	17,387	*
Margaret Keane(14)	3,187	*
All current executive officers and directors as a group (10 persons)(15)	1,757,761	1.5%
_____________
*    Represents beneficial ownership of less than 1%.
(1)    This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 120,191,047 shares outstanding on March 17, 2025, adjusted as required by rules promulgated by the SEC.
(2)    As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on November 12, 2024, which states that FMR LLC has sole dispositive power with respect to all of the shares and sole voting power with respect to 15,142,336 of the shares. Abigail P. Johnson is a director, the chairman and the chief executive officer of FMR LLC and may be deemed to have sole dispositive power over the shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders'

voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)    As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024, which states that The Vanguard Group, Inc. has sole dispositive power with respect to 12,177,020 of the shares, shared dispositive power with respect to 333,797 of the shares and shared voting power with respect to 210,551 of the shares. The Vanguard Group, Inc. is the parent holding company of Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(4)    As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2024, which states that BlackRock, Inc. has sole dispositive power with respect to all of the shares and sole voting power with respect to 10,333,404 of the shares. BlackRock, Inc. is the parent holding company of BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., LLC, BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(5)    Consists of (a) 317,147 shares of common stock held by Mr. Vintz directly and (b) 528,434 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 17, 2025.
(6)    Consists of 64,057 shares of common stock held by Mr. Thurmond directly.
(7)    Consists of 35,124 shares of common stock held by Mr. Coviello directly.
(8)    Consists of (a) 16,380 shares of common stock held by Mr. Huffard directly, (b) 31,847 shares of common stock held by Mr. Huffard’s spouse in the Mary Kathryn Braden Huffard Revocable Trust U/T/A dated March 2, 2012, (c) 390,183 shares of common stock held by Mary Kathryn Braden Huffard and Jonathan M. Forster, as Trustees of The Three Suns 2019 Non-Exempt Irrevocable Trust U/T/A dated November 15, 2019 and (d) 53,588 shares of common stock held by Mr. Huffard and Mary Kathryn Braden Huffard, as Trustees of The John Cloyd Huffard Jr Revocable Trust U/T/A dated March 2, 2012.
(9)    Consists of 353 shares of common stock held by Ms. Higgins directly.
(10)    Consists of 19,170 shares of common stock held by Ms. Howe directly.
(11)    Consists of (a) 9,245 shares of common stock held by Mr. Seawell directly, (b) 15,000 shares of common stock held by Mr. Seawell as Trustee of the Rosemary and A. Brooke Seawell Revocable Trust (Administrative Trust), (c) 15,000 shares of common stock held by Mr. Seawell as Trustee of the Alexander Brooke Seawell Revocable Trust and (d) 230,000 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 17, 2025, of which 115,000 are options held by Mr. Seawell directly and 115,000 are options held by Mr. Seawell as Trustee of the Administrative Trust.
(12)    Consists of (a) 8,659 shares of common stock held by Mr. Vicks directly and (b) 3,000 shares of common stock held in a custodial account established pursuant to the Uniform Transfer to Minors Act for which Mr. Vicks serves as custodian.
(13)    Consists of 17,387 shares of common stock held by Mr. Tosheff directly.
(14)    Consists of 3,187 shares of common stock held by Ms. Keane directly.
(15)    Consists of (a) 999,327 shares of common stock and (b) 758,434 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 17, 2025.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis reviews the material elements of our 2024 executive compensation program, philosophy, policies and practices, and discusses compensation earned by our named executive officers in 2024. Our named executive officers for the year ended December 31, 2024 and their respective titles are set forth in the table below (our “Named Executive Officers”). No other individuals served as executive officers of the Company during 2024.

Name	Position
Amit Yoran	Former Chief Executive Officer and Chairman of the Board of Directors
Stephen A. Vintz	Co-Chief Executive Officer and Chief Financial Officer
Mark Thurmond	Co-Chief Executive Officer and Chief Operating Officer
As previously disclosed, effective December 5, 2024, Mr. Yoran began a temporary medical leave of absence from his duties as Chief Executive Officer. At that time, our Board of Directors appointed Mr. Vintz, our Chief Financial Officer, and Mr. Thurmond, our Chief Operating Officer, to serve as Co-Chief Executive Officers, in addition to their then existing roles as Chief Financial Officer and Chief Operating Officer, respectively, with Mr. Vintz serving as principal executive officer. On January 4, 2025, the Company announced with deep sadness that Mr. Yoran had passed away on January 3, 2025. In light of Mr. Yoran’s passing, our Board of Directors determined that Messrs. Vintz and Thurmond would continue to serve as Co-Chief Executive Officers, in addition to their then existing roles as Chief Financial Officer and Chief Operating Officer, respectively, from and after January 4, 2025 as our Board of Directors conducts a search for a permanent Chief Executive Officer.
Executive Summary
Who We Are
We are a leading provider of exposure management solutions. Exposure management is the evolution of vulnerability management, advancing risk assessment and prioritization across the entire attack surface – from IT infrastructure to cloud environments to critical infrastructure. Tenable unifies security visibility, insight and action across this attack surface, equipping modern organizations to expose and close the cybersecurity gaps that erode business value, reputation and trust.
2024 Financial Highlights
•Revenue was $900 million, a 13% increase year-over-year.
•Calculated current billings was $969.5 million, an 11% increase year-over-year.
•GAAP loss from operations was $6.9 million, compared to $52.2 million in 2023.
•Non-GAAP income from operations was $184.1 million, compared to $121.0 million in 2023.
•GAAP net loss was $36.3 million, compared to $78.3 million in 2023.
•GAAP net loss per share was $0.31, compared to $0.68 in 2023.
•Non-GAAP net income was $158.6 million, compared to $97.2 million in 2023.
•Non-GAAP diluted earnings per share was $1.29, compared to $0.80 in 2023.
•Cash and cash equivalents and short-term investments were $577.2 million at December 31, 2024, compared to $474.0 million at December 31, 2023.

•Net cash provided by operating activities was $217.5 million, compared to $149.9 million in 2023.
•Unlevered free cash flow was $237.8 million, compared to $175.4 million in 2023.
•Repurchased 2.3 million shares of our common stock for $100 million.
Refer to the Appendix for reconciliations of non-GAAP measures to comparable GAAP measures.
Executive Compensation Highlights
We seek to ensure that executive pay is tied to performance and long-term stockholder value creation. Based on our success in executing our strategic plan in a challenging environment, including progress by the executive leadership team on our engagement, inclusion and development initiatives, the Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers in 2024 and in early 2025:
•Base Salary Increases - We approved base salary increases in 2024 for our Named Executive Officers in light of their and the Company’s strong performance and to maintain market competitiveness relative to our peers. Raises ranged from 3.5% to 10%.
•Cash Bonuses - Our cash bonus structure mirrored that of prior years and incorporated revenue, unlevered free cash flow and bookings goals. Our target cash bonuses are expressed as a percentage of base salary paid out based on quarterly and annual attainment, and remained comparable with 2023. Given our performance in these areas, cash bonuses were paid out in accordance with their plan formula below target at 98.4%.
•Long-Term Incentive Compensation - We continue to provide a large percentage of our Named Executive Officers’ target compensation opportunity through our long-term incentive compensation program. In 2024, our long-term incentive plan continued to include the grant of restricted stock units (“RSUs”) subject to service-based vesting and performance restricted stock units ("PSUs") subject to achievement of certain financial performance goals and followed by additional service-based vesting. PSUs made up 35% of the total grant date fair value of the 2024 long-term incentive grants for our Named Executive Officers, representing an increase from 25% in 2023. In future years and over time, the Compensation Committee intends to continue to gradually shift the mix of equity awards granted to Named Executive Officers to include a higher proportion of performance-based incentives.

2024 Target Total Direct Compensation Overview
For 2024, 96% of Mr. Yoran’s total reported compensation and an average of 93% of Messrs. Vintz's and Thurmond's total reported compensation was at-risk through quarterly and annual bonuses earned and equity incentives awarded, as reported in the Summary Compensation Table.

Listening to Our Stockholders
At our annual meeting of stockholders in 2024, we conducted an advisory vote on executive compensation, or a say-on-pay vote. Approximately 92.9% of the votes cast on the say-on-pay proposal supported the proposal. Our Compensation Committee reviewed the final vote results for the proposal and given the level of support, concluded that our compensation program provided a competitive performance package that incentivizes our Named Executive Officers and encourages their retention over the long term. Accordingly, the Compensation Committee determined not to make any significant changes to our executive compensation policies or decisions as a result of the vote. Our Compensation Committee will continue to monitor and continually evaluate our compensation program going forward in light of our stockholders’ views and our transforming business needs. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.
Executive Compensation Policies and Practices
We endeavor to maintain appropriate pay-for-performance alignment and sound governance standards as we review and manage executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our key convictions with respect to executive compensation and related policies and practices:

What We Do	What We Do Not Do
✓Maintain an independent Compensation Committee.
✓Retain an independent compensation advisor.
✓Annual executive compensation strategy review.
✓Multi-year vesting requirements for equity awards.
✓“Double-trigger” change-in-control arrangements.
✓Succession planning by full Board.
✓Annual Say-on-Pay voting.
✓Stock incentive plans and executive employment agreements that provide for forfeiture of equity awards and severance if an executive is terminated for cause, including due to misconduct that results in reputational harm to the Company.

✗No guaranteed bonuses.
✗No tax “gross ups” on payments on future post-employment compensation arrangements.
✗No hedging or pledging of our equity securities.
✗No retirement and perquisite benefits to our executives that are not offered to employees generally.

Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. To achieve these objectives, we believe that our executive compensation program should include short-term and long-term elements, including cash and equity compensation, and should reward consistent performance that meets or exceeds expectations. We evaluate both performance and compensation to make sure that the compensation provided to our executives remains competitive relative to compensation paid by companies of similar size operating in our industry, taking into account our relative performance, our strategic objectives, and the performance of the individual executive.
Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•provide market competitive compensation and benefit levels that will attract, motivate, reward, and retain a highly talented team of executives within the context of responsible cost management;
•establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives;
•align the interests and objectives of our executives with those of our stockholders by linking our executives’ long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and
•offer total compensation opportunities to our executives that, while competitive, are internally consistent.
Executive Compensation Design; Pay for Performance
The annual compensation arrangements for our Named Executive Officers consist of both fixed and "at risk" compensation elements which have been designed to align pay and performance.

Our fixed base salaries are designed to retain our executives by providing dependable and competitive annual income. In addition, we emphasize variable compensation through our short-term incentive cash bonus plan based on our Named Executive Officers attainment of pre-established short-term financial targets as determined from time to time by the Company and reviewed by our Board of Directors in connection with our annual operating plan, and "at-risk" compensation through our long-term equity incentive plan, which consists of service-vesting RSUs and PSUs.
We believe that service-based RSU awards are an appropriate long-term incentive compensation vehicle in so far as they expose our Named Executive Officers to fluctuations in our stock price, thereby aligning the interests of our Named Executive Officers and stockholders and incentivizing them to build sustainable long-term value for the benefit of our stockholders while satisfying our retention objectives. Since 2022, we have also incorporated PSUs into our long-term incentive plan in order to further tie pay to performance. For 2024, PSUs made up 35% of the total grant date fair value of the long-term incentive grants for our Named Executive Officers, compared to 25% in 2023. In future years and over time, the Compensation Committee intends to continue to gradually shift the mix of equity awards granted to Named Executive Officers to include a higher proportion of performance-based incentives.
These at-risk pay elements ensure that a substantial portion of our Named Executive Officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable commensurate with our actual performance.

Compensation Elements
In 2024, the principal elements of our executive compensation program, and the objective and key features of each element, were as follows:

Element	Type and Form of Element	Objective	Key Features
Base Salary	Fixed/Cash
Designed to attract and retain highly talented executives by providing financial stability and security for performing job responsibilities through a fixed amount that is market competitive and rewards performance

• Established initially through arm’s-length negotiation at the time of hire and then reviewed annually at beginning of year
• Factors considered include: executive's position, qualifications, experience, pre-hire salary level, the base salaries of our other executives, company and individual performance, retention objectives, a competitive market analysis, and recommendations of the CEO (for Named Executive Officers other than the CEO)

Short-Term Incentive	Variable/Cash Bonus	Designed to motivate and reward executives with financial incentives for achieving or exceeding rigorous quarterly and annual financial objectives related to our key business imperatives	• Target bonus amounts generally are reviewed annually at the beginning of year and determined based on various factors, including company and individual performance, a competitive market analysis, and recommendations of the CEO (for Named Executive Officers other than the CEO)
• Bonus payments earned are determined after each quarter and the full-year
• Bonus payments are generally dependent upon achievement of pre-established corporate financial objectives selected by our Compensation Committee from our annual operating plan reviewed by our Board of Directors

Long-Term Incentive	At risk/RSUs and PSUs	Designed to motivate and reward executives for successful long-term performance, align interests of executives and stockholders by motivating them to create sustainable long-term stockholder value, and encourage continued employment of executives over the long-term
• Annual award opportunities are generally reviewed and determined annually at beginning of the year or as appropriate during year for new hires, promotions, or other special circumstances
• Individual awards are determined based on various factors, including company and individual performance, retention value of outstanding equity holdings, competitive market analysis, and recommendations of the CEO (for Named Executive Officers other than the CEO)
• In 2024, continued to grant PSUs as part of the long-term incentive program in order to more closely tie together Named Executive Officer compensation and Company performance, in addition to RSUs with a four year vesting requirement, with PSUs making up 35% of the total grant date fair value of the 2024 long-term incentive grants for our Named Executive Officers
• Compensation Committee retains the discretion to grant other equity vehicles and use different vesting requirements or performance conditions for such awards

Other Compensation	Retirement and health and welfare benefits offered to all employees on the same terms	Employee benefits that promote employee savings and health and welfare, which assists in attracting and retaining our executives and employees
Indirect compensation element consisting of programs such as medical, vision, dental, life and disability insurance, as well as the 401(k) Plan (as defined below) with a company matching contribution and an ESPP (as defined below), and other plans and programs made available to all eligible employees

Base Salary
In February 2024, the Compensation Committee reviewed the base salaries of our Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our then-CEO (except with respect to his own compensation), as well as the other factors described in “Compensation-Setting Process" below. Following this review, the Compensation Committee approved base salary increases, effective March 1, 2024, for our Named Executive Officers in light of their and the Company’s strong performance and to maintain market competitiveness relative to our peers.
The following table sets forth the 2023 and 2024 annual base salaries of our Named Executive Officers.

Named Executive Officer	2023 Base Salary	2024 Base Salary	Percentage Adjustment
Mr. Yoran	$487,000	$535,700	10.0%
Mr. Vintz	414,000	428,500	3.5%
Mr. Thurmond	414,000	428,500	3.5%
The base salaries paid to our Named Executive Officers during 2024 are set forth in the Summary Compensation Table below.
Cash Bonuses
Cash bonuses are based upon a specific percentage of each participant’s annual base salary and are paid, subject to goal attainment, in five equally weighted installments, following each quarter and a fifth payment following year-end.
We believe that paying bonuses throughout the year is the most effective way to motivate achievement of our short-term financial goals because quarterly and annual payments align with the time periods for which we provide external guidance to the investment community.
2024 Cash Bonus Structure
In February 2024, the Compensation Committee reviewed the target short-term cash incentive bonus opportunities of our Named Executive Officers in place for 2024, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our then-CEO (except with respect to his own bonus opportunity), as well as the other factors described in “Compensation-Setting" below. Following this review, the Compensation Committee determined that the target short-term cash incentive bonus opportunities would remain unchanged as a percentage of their base salaries for our Named Executive Officers.
Accordingly, the target short-term cash incentive bonus opportunities of our Named Executive Officers for 2024 were as follows:

Named Executive Officer	2024 Target Cash Bonus Opportunity	Target Percentage of Base Salary
Mr. Yoran	$535,700	100.0%
Mr. Vintz	374,938	87.5%
Mr. Thurmond	374,938	87.5%
Consistent with the prior year, for 2024, our Board of Directors established anticipated target goals for each performance metric used in our annual operating plan, with actual bonus payments at each periodic payment interval calculated by multiplying 20% of a participant’s target cash bonus opportunity by the weighted average percentage attainment level of the applicable goals for each applicable quarter or full year. No payments are made if attainment is below 75% and the maximum payment is capped at 200% of the target amount. Accordingly, for 2024, the target performance goals for our Named Executive Officers were as follows, each of which exceeds prior year actual performance:

Performance Metric	Target Performance Level (in thousands)(1)	Weighting
Revenue + Unlevered Free Cash Flow (2)	$1,155,226	66.67%
Bookings	(3)	33.33%
_____________
(1)    The target performance level for each performance metric was adjusted to include the expected impact of Eureka from June 6, 2024 (date of acquisition) through the end of the year as approved by our Board of Directors.
(2)     Unlevered Free Cash Flow is a non-GAAP measure. Refer to the Appendix for reconciliations of non-GAAP measures to comparable GAAP measures.
(3)    We have chosen not to disclose the target performance level for our bookings performance measure as such information is proprietary in nature, the disclosure of which could result in competitive harm to the Company. For 2024, the Board of Directors considered the target performance achievement levels for the bookings performance measure to be challenging, but achievable with significant effort requiring circumstances to align as projected. The bookings target goal reflected a 14.9% increase over our actual bookings results from 2023.
For this purpose, each of the above metrics is defined as follows:
•Revenue - to be calculated in accordance with GAAP and as set forth in our quarterly and annual financial statements.
•Unlevered Free Cash Flow – to be calculated as free cash flow, defined as GAAP net cash flows from operating activities reduced by purchases of property and equipment, plus cash paid for interest and other financing costs, excluding payments for acquisition-related expenses.
•Bookings - to be calculated as sales of new and renewal subscription licenses, perpetual licenses and related first-year maintenance, and services and training, which are closed in a period. Bookings is based on annual contract value (ACV), whereby we include only the first-year contract value as booked in cases where a multi-year deal is prepaid.
Our Board of Directors believed that, for purposes of the short-term cash incentive bonus plan, these were the most appropriate corporate performance measures to use because, in its view, they would provide meaningful indicators of our successful execution of our annual operating plan and our ability to enhance long-term value creation. In particular, we believe our bookings levels are an effective measure of annual contract value, which management uses to measure the growth of our business.
2024 Cash Bonus Attainment
Our actual performance against the aggregate target level for the various corporate performance measures for each quarter and for the full year, as applicable, as well as the amounts received by each Named Executive Officer, were reviewed by the Compensation Committee in February 2025.

The following table provides information regarding the full year cash bonus payout level achieved by the Named Executive Officers during 2024:

Performance Metric	Actual Performance Level (in thousands)(1)	Percentage of Target
Revenue + Unlevered Free Cash Flow	$1,139,272	98.6%
Bookings	(2)	97.4%
_____________
(1)    The actual performance level for each performance metric includes the impact of Eureka from June 6, 2024 (date of acquisition) through the end of the year.
(2)     We have chosen not to disclose the performance level for our bookings performance measure as such information is proprietary in nature, the disclosure of which could result in competitive harm to the Company. For 2024, the Board of Directors considered the target performance achievement levels for the booking performance measure to be challenging but achievable with significant effort requiring circumstances to align as projected. The bookings performance attainment reflected a 12.0% increase over our actual bookings results from 2023.

The following table provides information regarding the actual quarterly and full year cash bonuses earned by the Named Executive Officers during 2024:

Named Executive Officer	Performance Period	Target Quarterly/Annual Bonus	Aggregate Weighted Average Achievement/ Payment Percentage	Actual Quarterly/Annual Bonus
Mr. Yoran	First Quarter	$107,140	100.6%	$107,783
	Second Quarter	107,140	99.7%	106,819
	Third Quarter	107,140	96.6%	103,497
	Fourth Quarter	107,140	97.8%	104,783
	Full Year	107,140	97.3%	104,247
	Total 2024	$535,700	98.4%	$527,129

Mr. Vintz	First Quarter	$74,987	100.6%	$75,438
	Second Quarter	74,987	99.7%	74,763
	Third Quarter	74,988	96.6%	72,438
	Fourth Quarter	74,988	97.8%	73,338
	Full Year	74,988	97.3%	72,963
	Total 2024	$374,938	98.4%	$368,940

Mr. Thurmond	First Quarter	$74,987	100.6%	$75,438
	Second Quarter	74,987	99.7%	74,763
	Third Quarter	74,988	96.6%	72,438
	Fourth Quarter	74,988	97.8%	73,338
	Full Year	74,988	97.3%	72,963
	Total 2024	$374,938	98.4%	$368,940
As further discussed in the “Executive Compensation” section below under the heading “—Potential Payments Upon Termination or Change in Control” and in accordance with his employment agreement as described under the heading “—Employment Agreements with Our Named Executive Officers—Mr. Yoran,” in connection with Mr. Yoran’s death, Mr. Yoran’s estate is entitled to receive any earned but unpaid bonus for the fourth quarter of 2024 and a lump sum cash payment equal to Mr. Yoran’s 2025 target annual bonus, prorated through the date of his death.
The cash bonus payments made to our Named Executive Officers for 2024 are set forth in the Summary Compensation Table below.
Long-Term Incentive Compensation
We have historically granted equity compensation to our Named Executive Officers primarily in the form of RSU awards or stock options. The Compensation Committee introduced PSUs for our Named Executive Officers beginning in 2022. For 2024, as part of its annual compensation review, the Compensation Committee determined to continue granting a mix of equity awards but adjusted the split allocation to 65% RSUs and 35% PSUs (based on target grant date values), from 75% RSUs and 25% PSUs in 2023. Each RSU and PSU granted represents a contingent right to receive one share of our common stock for each unit that ultimately vests. Based upon a review of competitive market practice and the incentive power of these awards, in February 2024, the Compensation

Committee granted RSU and PSU awards to our Named Executive Officers in amounts that it considered to be consistent with our compensation philosophy and its desired market competitiveness as follows:

Named Executive Officer	Restricted Stock Unit Award (shares)	Restricted Stock Unit Award (grant date fair value)	Performance Stock Unit Award (target shares)	Performance Stock Unit Award (target grant date fair value)	Total Grant Date Fair Value	Total Year-over-Year Change
Mr. Yoran	173,516	$8,189,956	93,432	$4,409,990	$12,599,946	51.8%
Mr. Vintz	72,298	3,412,466	38,930	1,837,496	5,249,962	11.7%
Mr. Thurmond	69,888	3,298,714	37,632	1,776,230	5,074,944	48.2%
2024 RSU Awards
RSU awards serve as an incentive that is aligned with the long-term interests of our stockholders because their value increases (or decreases) with any change in the value of the underlying shares. Further, RSUs serve our retention objectives because they are subject to a multi-year vesting requirement based on continued service. The RSU awards granted to our Named Executive Officers vest over a four-year period, with 25% of the total number of units subject to the award vesting on the first anniversary of February 22, 2024, the vesting commencement date, and 1/16th of the total number of units subject to the award vesting in quarterly installments over the following three years, contingent upon the Named Executive Officer’s continued employment by us through each applicable vesting date. As further discussed in the “Executive Compensation” section below under the heading “—Potential Payments Upon Termination or Change in Control” and in accordance with his employment and equity award agreements as described under the heading “—Employment Agreements with Our Named Executive Officers—Mr. Yoran,” the vesting of Mr. Yoran’s unvested RSUs, including the 2024 RSU award, accelerated in connection with his death.
2024 PSU Awards
For 2024, PSUs represented 35% of the equity award mix for our Named Executive Officers (based on target grant date values). Because PSUs are only earned upon achievement of key performance goals that drive our business and our stockholder value, the Compensation Committee believes that these awards increase the alignment between the interests of our executive officers and stockholders and reinforce the Company’s pay for performance philosophy.
The PSU awards were subject to the achievement of (i) pre-established target levels for global bookings (weighted 33.33%) and revenue + unlevered free cash flow (weighted 66.67%) during the one-year performance period beginning on January 1, 2024, and (ii) a service-based vesting requirement, with 25% of the total number of PSUs deemed to be earned based on performance by the Compensation Committee vesting on the first anniversary of February 22, 2024, and the remainder vesting quarterly over the following three years, subject to the Named Executive Officer's continuous service through each applicable vesting date. The vesting of the PSUs may accelerate upon certain change in control events or due to death or disability of the recipient.
For purposes of the PSU awards, global bookings, revenue and unlevered free cash flow have the same definitions set forth above under “Cash Bonuses.” The Compensation Committee selected these performance measures based on its belief that they were the best indicators of our successful execution of our annual operating plan and our ability to enhance long-term value creation.

The number of units (and, correspondingly, the number of shares) that could be earned under the PSU awards ranged from 0% to 200% of the target number of PSUs granted, subject to the service-based vesting requirement described above. The levels of performance required to earn the target number of PSUs were approved by the Compensation Committee at the time of grant as follows:

Global Bookings and Revenue + Unlevered Free Cash Flow	Achievement Percentage	Payout Percentage(1)
Maximum	125.0%	200%
Target	100.0%	100%
Threshold	75.0%	50%
<Threshold	<75.0%	0%
_____________
(1)    In the event of actual performance between the threshold and target, or between the target and maximum, performance levels, the payout percentage would be calculated between each designated segment on a linear basis.
The threshold performance level for each corporate performance measure was the minimum performance level that had to be achieved before the performance-vesting condition would be satisfied with respect to any PSUs. If the threshold performance level was not achieved, then no PSUs would become eligible to vest with respect to that measure. The Compensation Committee viewed these performance levels as challenging, but achievable with significant effort requiring circumstances to align as projected.
In February 2025, the Compensation Committee determined that, for 2024, our corporate performance measures were achieved as follows, resulting in an aggregate weighted payment percentage of 96.4% with respect to the PSUs:

Corporate Performance Measure	Measure Achieved(1)	Percentage of Target Measure Achieved (2)	Scaled Payment Percentage	Plan Weight	Weighted Payment Percentage
Revenue + Unlevered Free Cash Flow	1,139,272	98.6%	97.2%	66.67%	64.8%
Bookings	(3)	97.4%	94.9%	33.33%	31.6%
Total					96.4%
_____________
(1)    The actual performance levels for each performance metric includes the impact of Eureka from June 6, 2024 (date of acquisition) through the end of the year.
(2)     The target performance level for each performance metric was adjusted to include the expected impact of Eureka from June 6, 2024 (date of acquisition) through the end of the year as approved by our Board of Directors.
(3)    We have chosen not to disclose the target performance level for our bookings performance measure as such information is proprietary in nature, the disclosure of which could result in competitive harm to the Company. For 2024, the Board of Directors considered the target performance achievement levels for the booking performance measure to be challenging but achievable with significant effort requiring circumstances to align as projected. The bookings performance attainment reflected a 12.0% increase over our actual bookings results from 2023.

Accordingly, the number of PSUs that were earned based on performance by the Named Executive Officers are:

Named Executive Officer	Number of 2024 PSUs Eligible to Service-Vest
Mr. Yoran	90,068
Mr. Vintz	37,528
Mr. Thurmond	36,277
As further discussed in the “Executive Compensation” section below under the heading “—Potential Payments Upon Termination or Change in Control” and in accordance with his employment and equity award agreements as described under the heading “—Employment Agreements with Our Named Executive Officers—Mr. Yoran,” the service-based vesting applicable to all unvested PSUs held by Mr. Yoran that had been earned based on performance, including the 2024 PSU award, accelerated in connection with his death.
The equity awards granted to our Named Executive Officers in 2024 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.
Health and Welfare, Retirement and ESPP Benefits
Our Named Executive Officers are eligible to receive the same health and welfare benefits that are generally available to all full-time, salaried employees, subject to the satisfaction of certain eligibility requirements, including medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, and reimbursement for mobile phone coverage.
Our Named Executive Officers are also eligible to participate in our 401(k) retirement plan (the “401(k) Plan”) that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. For 2024, during each pay period, we made matching contributions to all participating employees for each $1.00 of an employee’s contribution under the 401(k) Plan, up to a maximum of 4% of the employee’s eligible earnings, subject to annual limitations.
We provide additional long-term equity incentives through the 2018 Employee Stock Purchase Plan (the “ESPP”), which became effective in connection with our initial public offering in July 2018. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Generally, all of our regular employees (including our Named Executive Officers during their employment with us) may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Compensation Committee, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not offer perquisites or other personal benefits to our Named Executive Officers, apart from those generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2024, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers, including by overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other Named Executive Officers. In so doing, the Compensation Committee reviews our Named Executive Officers’ base salary levels, cash bonus targets, and long-term incentive compensation of our Named Executive Officers and all related performance criteria at the beginning of each year, or more frequently as warranted. Compensation adjustments to base salary are generally effective on March 1 and changes to target bonus amounts are generally effective at the beginning of the year. The Compensation Committee also makes compensation recommendations for the non-employee members of our Board of Directors to our full Board of Directors for their review and approval. The Compensation Committee will determine the compensation of the permanent CEO appointed by the Board of Directors upon completion of its search and evaluation of internal and external candidates.
The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Factors Used in Determining Executive Compensation
In making decisions about the compensation of our Named Executive Officers in 2024, the members of the Compensation Committee did not establish a specific target or benchmark against our peers for each executive and instead took a holistic approach, relying primarily on their general experience and consideration of various factors, including the following:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;
•each individual Named Executive Officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group;
•the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;
•the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•the potential of each individual Named Executive Officer to contribute to our long-term financial, operational, and strategic objectives;
•the value of each Named Executive Officer's target total direct compensation opportunity (the sum of base salary, cash bonus opportunity and equity awards);
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to his own compensation).
The Compensation Committee does not weigh these factors in any predetermined manner or formulaically, nor is any single factor determinative in setting compensation levels or making compensation decisions. In addition, we have not adopted any formal policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, the members of the Compensation Committee consider the above and other information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making their decisions.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management who provide information on corporate and individual performance, market compensation data, and other compensation related matters.
In addition, in 2024 our Compensation Committee sought our CEO's input with respect to possible adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our non-CEO Named Executive Officers based on his evaluation of such Named Executive Officers’ performance for the prior year. Our CEO also attended meetings of our Board of Directors and the Compensation Committee at which executive compensation matters were addressed, but was not present during discussions involving his own compensation.
Role of Compensation Consultant
The Compensation Committee has retained an independent compensation consultant, Compensia, to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and to assist with the data analysis and development of the compensation peer group. During 2024, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services to assist the committee in carrying out its duties. Under this engagement, Compensia reported directly to the Compensation Committee chair and also coordinated with our management for data collection, job matching for our executives and feedback on PSU design and compensation decisions. In 2024, Compensia did not provide any other services to us other than those done on behalf of the Compensation Committee.
In 2024, the Compensation Committee evaluated the independence of Compensia and, based on this review, determined that no conflict of interest was raised as a result of the work performed by Compensia. In reaching this conclusion, the Compensation Committee considered applicable SEC rules and regulations and the corresponding Nasdaq independence factors regarding compensation advisor independence.
Risk Management
Each year, with the help of our independent compensation consultant, our Compensation Committee reviews whether our compensation policies and practices encourage executives or other employees to take unnecessary or unreasonable risks that could threaten the long-term value of the

Company, or that are reasonably likely to have a material adverse effect. The Compensation Committee believes that our practices adequately manage this risk in so far as it:
•adopts an appropriate pay philosophy;
•uses an appropriate, objectively selected peer group to support decision-making;
•reflects risk-mitigating design and governance practices in key areas;
•incentivizes execution on our business strategy;
•is appropriately balanced, with potential for reward based on long-term company performance; and
•reviews actual pay delivery from performance-based incentives to confirm the rigor of goal setting and the alignment with performance.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies as well as data drawn from the Radford Global Technology Survey. The Compensation Committee reviews our compensation peer group at least annually with the assistance of Compensia and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
When reviewing the peer group in November 2023, Compensia and the Compensation Committee used the following criteria to identify companies reasonably similar to us in terms of revenue, market capitalization, and industry focus:
•publicly traded companies headquartered in the United States and traded on a major United States stock exchange;
•companies in the information technology industry;
•companies with similar revenues - within a range of approximately 0.33x to approximately 3.0x of our last four quarters' revenue of approximately $713 million (approximately $240 million to $2.1 billion)
•companies with similar market capitalizations - within a range of approximately 0.33x to approximately 3.0x of our then market capitalization of approximately $4.4 billion (approximately $1.5 billion to approximately $13.1 billion);
•companies in the Internet/network security software sector; and
•companies with revenue growth generally greater than 20%.
Based on the foregoing assessment, the Compensation Committee approved a compensation peer group for use in 2024 consisting of the following companies:

Alteryx (AYX)	Elastic N.V. (ESTC)	Rapid7 (RPD)
Blackbaud (BLKB)	Five9 (FIVN)	SentinelOne (S)
Blackline (BL)	Guidewire Software (GWRE)	Smartsheet (SMAR)
Box (BOX)	New Relic (NEWR)	Sprinklr (CXM)
Commvault Systems (CVLT)	Paylocity Holding (PCTY)	Varonis Systems (VRNS)
Confluent (CFLT)	Q2 Holdings (QTWO)	Workiva (WK)
Dynatrace (DT)	Qualys (QLYS)

Employment Arrangements
In February 2019, we entered into amended and restated written employment agreements with each of our Named Executive Officers at the time which superseded each officer’s prior employment agreement. These amended and restated employment agreement reflect a standardized approach for the payment of severance and change in control payments and benefits to our Named Executive Officers. Under this approach, the post-employment compensation arrangements of our Named Executive Officers were established on a uniform basis and at levels that generally align with current market practice. Mr. Thurmond entered into a substantially similar employment agreement as our other Named Executive Officers upon joining the Company in 2020.
For detailed descriptions of the amended and restated employment agreements with our Named Executive Officers, see Potential Payments upon Termination or Change in Control below.
Post-Employment Compensation
Under their amended and restated employment agreements, our Named Executive Officers are eligible for certain benefits in the event of their termination of employment by virtue of death or disability and in the event of an involuntary termination of employment, including an involuntary termination of employment in connection with a change in control of the Company. We believe that these benefits are representative of market practice and therefore are necessary to motivate and retain our Named Executive Officers.
These arrangements provide reasonable compensation to the Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to execute and deliver an effective general release of claims in favor of the Company in a form acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain the continued focus and dedication of our Named Executive Officers to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.
Under the amended and restated employment agreements, all payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executives. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see Potential Payments upon Termination or Change in Control below.
Other Compensation Policies
Hedging and Pledging Prohibitions
Under our Insider Trading Policy, our employees (including officers), members of our Board of Directors, and consultants are prohibited from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our stock.
Compensation Recoupment Policy
In November 2023, in order to comply with SEC rules under Section 10D-1 of the Exchange Act and Nasdaq listing standards, the Compensation Committee adopted the Company’s Incentive Compensation Recoupment Policy replacing the Company’s previous Policy for Recoupment of Incentive Compensation, which was adopted in February 2022. Under the Incentive Compensation Recoupment Policy, in the event of an accounting restatement the Compensation Committee, as the committee of the Board responsible for administering the policy, is authorized to recover certain incentive-based compensation paid to an executive officer of the Company on or after October 2, 2023 to the extent such incentive-based compensation was erroneously paid on the basis of financial results in respect of any of our three most recently completed fiscal years preceding the restatement.
Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible.
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting standards into consideration in designing compensation plans and arrangements for our executives and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard that governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executives and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation awarded to, earned by and paid to our Named Executive Officers with respect to the years ended December 31, 2022, 2023 and 2024.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Amit Yoran(4) Former Chief Executive Officer and Chairman	2024	$527,583	$12,599,946	$527,129	$—	$13,654,658
	2023	487,000	8,299,918	472,878	—	9,259,796
	2022	484,167	8,999,981	500,636	—	9,984,784
Stephen A. Vintz Co-Chief Executive Officer and Chief Financial Officer	2024	426,083	5,249,962	368,940	13,800	6,058,785
	2023	414,000	4,699,929	351,744	13,200	5,478,873
	2022	411,667	5,099,958	372,393	12,200	5,896,218
Mark Thurmond Co-Chief Executive Officer and Chief Operating Officer	2024	426,083	5,074,944	368,940	9,872	5,879,839
	2023	414,000	3,424,954	351,744	9,950	4,200,648
	2022	411,667	3,699,997	372,393	8,832	4,492,889
_____________
(1)     This column reflects the aggregate grant date fair value of RSUs and PSUs granted during the year measured pursuant to ASC Topic 718. This calculation assumes that the Named Executive Officer will perform the requisite service for the award to vest in full as required by SEC rules. The PSUs must satisfy both a performance-based requirement and a service-based requirement to vest. Accordingly, the grant date fair value of the PSUs is based upon achieving the target performance conditions on the grant date. Assuming maximum performance conditions are achieved, the total value of stock awards granted in 2024 to Messrs. Yoran, Vintz, and Thurmond would be $8,819,981, $3,674,992, and $3,552,461, respectively.
The amounts reported do not reflect the actual economic value that will be realized by the Named Executive Officer upon vesting of the RSU or PSU or the sale of common stock underlying such RSUs or PSUs. The assumptions we used in valuing RSUs and PSUs are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

(2)    These amounts reflect the cash awards paid under the short-term cash incentive bonus plan for performance during the applicable year. See the Compensation Discussion and Analysis for a more complete description of how the cash bonuses were determined for the year ended December 31, 2024.
(3)    These amounts include company matching contributions under our 401(k) Plan.
(4)    Mr. Yoran was also a member of our Board of Directors but did not receive any additional compensation in his capacity as a director.
Grants of Plan-Based Awards
The following table provides information on cash-based performance awards and restricted stock unit awards in 2024 to our Named Executive Officers. There can be no assurance that the Grant Date Fair Value, as listed in this table, of the Stock Awards will ever be realized. These Grant Date Fair Value amounts are also included in the “Stock Awards” column of the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Type of Award(2)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Amit Yoran	STI	(5)	$334,813	$535,700	$1,071,400
	PSU	2/22/2024				46,716	93,432	186,864		$4,409,991
	RSU	2/22/2024							173,516	8,189,955
Stephen A. Vintz	STI	(5)	234,336	374,938	749,876
	PSU	2/22/2024				19,465	38,930	77,860		1,837,496
	RSU	2/22/2024							72,298	3,412,466
Mark Thurmond	STI	(5)	234,336	374,938	749,876
	PSU	2/22/2024				18,816	37,632	75,264		1,776,230
	RSU	2/22/2024							69,888	3,298,714
_____________
(1)    PSUs granted under our 2018 Equity Incentive Plan were subject to the achievement of (i) pre-established target levels for global bookings (weighted 33.33%) and revenue + unlevered free cash flow (weighted 66.67%) during the one-year performance period beginning on January 1, 2024, and (ii) a service-based vesting requirement, with 25% of the shares subject to the PSU award vesting on February 22, 2025, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances. The amount shown reflects the share amounts, specifically the threshold, target and the maximum potential awards of PSUs granted. The material terms of the PSUs are further described in "Compensation Discussion and Analysis-Compensation Elements-Long-Term Incentive Compensation."
(2)     For purposes of this table, "STI" means our short-term cash incentive bonus plan.

(3)     RSUs granted under our 2018 Equity Incentive Plan vest 25% on February 22, 2025, and quarterly thereafter for the following three years. Each award is settled in shares of common stock on each vesting date, subject to the recipient's continued service with the company through the applicable vesting date and subject to accelerated vesting in specified circumstances.
(4)    The grant date fair value is computed in accordance with FASB ASC Topic 718 for PSUs and RSUs granted during the year.
(5)    These rows represent possible payouts pursuant to the short-term cash incentive bonus plan for 2024. For 2024, the short-term cash incentive bonus plan included a minimum threshold of 75% (which would result in a payment of 62.5% of target) of each quarterly and annual short-term cash incentive bonus opportunity and was capped at 200% of the target amount. For more information about these payments, see the Compensation Discussion and Analysis.

Outstanding Equity Awards
The following table sets forth certain information about outstanding equity awards granted to our Named Executive Officers that were outstanding as of December 31, 2024.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested(3)
Amit Yoran	1/18/2017	1,808,055	—	$4.25	1/18/2027
	6/21/2018	565,657	—	16.21	6/21/2028
	2/17/2021	—	—			10,690	(4)	$420,972
	2/23/2022	—	—			46,908	(5)	1,847,237
	2/23/2022	—	—			16,578	(6)	652,842
	2/22/2023	—	—			80,982	(7)	3,189,071
	2/22/2023	—	—			25,347	(8)	998,165
	2/22/2024	—	—			173,516	(9)	6,833,060
	2/22/2024	—	—			93,432	(10)	3,679,352
Stephen A. Vintz	6/30/2016	105,000	—	4.15	6/30/2026
	6/21/2018	423,434	—	16.21	6/21/2028
	2/17/2021	—	—			5,844	(4)	230,137
	2/23/2022	—	—			26,580	(5)	1,046,720
	2/23/2022	—	—			9,394	(6)	369,936
	2/22/2023	—	—			45,856	(7)	1,805,809
	2/22/2023	—	—			14,355	(8)	565,300
	2/22/2024	—	—			72,298	(9)	2,847,095
	2/22/2024	—	—			38,930	(10)	1,533,063
Mark Thurmond	2/17/2021	—	—			4,561	(4)	179,612
	2/23/2022	—	—			19,285	(5)	759,443
	2/23/2022	—	—			6,817	(6)	268,453
	2/22/2023	—	—			33,417	(7)	1,315,961
	2/22/2023	—	—			10,463	(8)	412,033
	2/22/2024	—	—			69,888	(9)	2,752,189
	2/22/2024	—	—			37,632	(10)	1,481,948
_____________
(1)    All of the options listed in the table were granted under our 2016 Stock Incentive Plan.
(2)    All of the options listed in the table were granted with a per share exercise price equal to or above the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors.
(3)    Represents the market value of the RSU or PSU based on the closing price of our common stock of $39.38 per share on December 31, 2024.
(4)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award vested on February 17, 2022, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(5)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award vested on February 23, 2023, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(6)     Granted under our 2018 Equity Incentive Plan. The PSU awards are subject to the achievement of (i) pre-established target levels for global bookings (weighted 33.33%) and revenue + unlevered free cash flow (weighted 66.67%) during the one-year performance period beginning on January 1, 2022, and (ii) a service-based vesting requirement, with 25% of the shares subject to the PSU award vested on February 23, 2023, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances. The performance period for the PSU awards ended as of December 31, 2022.
(7)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award vested on February 22, 2024, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(8)    Granted under our 2018 Equity Incentive Plan. The PSU awards are subject to the achievement of (i) pre-established target levels for global bookings (weighted 33.33%) and revenue + unlevered free cash flow (weighted 66.67%) during the one-year performance period beginning on January 1, 2023, and (ii) a service-based vesting requirement, with 25% of the shares subject to the PSU award vested on February 22, 2024, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances. The performance period for the PSU awards ended as of December 31, 2023.
(9)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award will vest on February 22, 2025, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(10)    Granted under our 2018 Equity Incentive Plan. The PSU awards are subject to the achievement of (i) pre-established target levels for global bookings (weighted 33.33%) and revenue + unlevered free cash flow (weighted 66.67%) during the one-year performance period beginning on January 1, 2024, and (ii) a service-based vesting requirement, with 25% of the shares subject to the PSU award vesting on February 22, 2025, and the remainder continuing to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances. The performance period for the PSU awards ended as of December 31, 2024.

Options Exercised and Stock Vested
The following table shows information regarding the exercise of options and the vesting of stock previously granted to our Named Executive Officers during 2024.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Amit Yoran	97,100		$4,182,589	190,784	$8,579,467
Stephen A. Vintz	305,500	(3)	13,849,362	107,796	4,850,946
Mark Thurmond	—		—	86,345	3,878,535
_____________
(1)    The dollar amounts shown are determined by multiplying the number of options that were exercised by the intrinsic value of the options exercised based on the per share closing price of our common stock on the exercise date.
(2)    The dollar amounts shown are determined by multiplying the number of shares that vested by the per share closing price of our common stock on the vesting date.
(3)     All of these options had an expiration date of December 16, 2024.
Employment Agreements with Our Named Executive Officers
Mr. Yoran
We entered into an offer letter with Mr. Yoran in October 2016, an addendum thereto in February 2017 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his amended and restated employment agreement, Mr. Yoran’s employment was at will and may have been terminated at any time by us or Mr. Yoran. The employment agreement provided for an initial annual base salary and bonus target, each subject to increase by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Yoran also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Under the terms of his employment agreement, upon termination without cause or resignation for good reason (each as defined in his amended and restated employment agreement), or upon death or disability (as defined in his amended and restated employment agreement), provided he (or his estate, as applicable) signed and did not revoke a separation agreement that included a release of claims, Mr. Yoran (or his estate) is eligible to receive 18 months of continued base salary, payment by the Company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, and a lump sum cash payment equal to Mr. Yoran’s target annual bonus for the year in which the termination occurred, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurred. Upon termination without cause or resignation for good reason within the three months prior to or 12 months following a change in control (as defined in his amended and restated employment agreement), provided he signed and did not revoke a separation agreement that included a release of claims, Mr. Yoran was eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance would be paid in a lump sum), a bonus severance payment equal to the sum of (i) 1.5 times Mr. Yoran’s target annual bonus for the year in which the termination occurred, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurred, plus (ii) 1.5 times Mr. Yoran’s target annual bonus for the year in which the termination occurred, and accelerated vesting in full of any outstanding unvested equity incentive awards held by Mr. Yoran. Such severance was further conditioned upon Mr. Yoran’s compliance with certain non-disclosure and non-solicitation obligations and resignation from all positions with us.
In addition, pursuant to the terms of Mr. Yoran's RSU awards and PSU awards granted under the Company's 2018 Equity Incentive Plan, unvested RSUs and PSUs become fully vested upon (i) termination due to death or disability, or (ii) in the event of a termination without cause or resignation for good reason, occurring either after a definitive agreement with respect to a change in control is signed but on or before the closing of such transaction, or during the 12 months following a change in control (or upon the occurrence of a change in control where the RSUs or PSUs, as applicable, were not continued, assumed or substituted by the acquiror), provided that with respect to the PSUs, the performance-based vesting condition applicable to Mr. Yoran’s outstanding PSU awards would be deemed satisfied at 100% of target, and the service-based condition would be deemed satisfied as of the later to occur of the closing date of the change in control or such termination.
In connection with Mr. Yoran's death on January 3, 2025, Mr. Yoran's estate became entitled to receive the benefits described above for a termination due to death.
Mr. Vintz and Mr. Thurmond
We entered into an offer letter with Mr. Vintz in October 2014 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his amended and restated employment agreement, Mr. Vintz’s employment is at will and may be terminated at any time by us or Mr. Vintz. The employment agreement provided for an initial annual base salary and bonus target, each subject to increase by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Vintz also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
We entered into an employment agreement with Mr. Thurmond in January 2020. Pursuant to the terms of his employment agreement, Mr. Thurmond's employment is at will and may be terminated at any time by us or Mr. Thurmond. The employment agreement provided for an initial base salary and bonus target, each subject to increase by the Board or Compensation Committee. The employment agreement also provided for a one-time signing bonus and an annual equity award target which is subject to the discretion of the Board or the Compensation Committee. In connection with entering into his employment agreement, Mr. Thurmond also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Under the employment agreements currently in effect with Mr. Vintz and Mr. Thurmond, if the Named Executive Officer is terminated without cause or resigns for good reason (each as defined in the amended and restated employment agreement), provided the Named Executive Officer signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer is eligible to receive 12 months of continued base salary, payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, and a lump sum cash payment equal to the Named Executive Officer’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs. If such termination or resignation occurs within the three months prior to or 12 months following a change in control (as defined in his amended and restated employment agreement), provided the Named Executive Officer signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer is eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance will be paid in a lump sum), a bonus severance payment equal to the sum of (i) one times the Named Executive Officer’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, plus (ii) one times the Named Executive Officer’s target annual bonus for the year in which the termination occurs, and accelerated vesting in full of any outstanding unvested equity incentive awards held by the Named Executive Officer. In addition, if the Named Executive Officer dies or his employment is terminated due to disability (as defined in his employment agreement), provided the Named Executive Officer’s estate or the Named Executive Officer, as applicable, signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer’s dependents and the Named Executive Officer, as applicable, are eligible to receive payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination. Such severance is further conditioned upon the Named Executive Officer’s compliance with certain non-disclosure and non-solicitation obligations and resignation from all positions with us.
In addition, pursuant to the terms of the outstanding RSU awards and PSU awards granted under the Company's 2018 Equity Incentive Plan held by Mr. Vintz and Mr. Thurmond, unvested RSUs and PSUs become fully vested upon (i) termination due to death or disability, (ii) in the event of a termination without cause or resignation for good reason, occurring either after a definitive agreement with respect to a change in control is signed but on or before the closing of such transaction, or during the 12 months following a change in control (or upon the occurrence of a change in control where the RSUs or PSUs, as applicable, were not continued, assumed or substituted by the acquiror), provided that with respect to the PSUs, the performance-based vesting condition applicable to Mr. Vintz and Mr. Thurmond outstanding PSU awards would be deemed satisfied at 100% of target, and the service-based condition would be deemed satisfied as of the later to occur of the closing date of the change in control or such termination.
Potential Payments Upon Termination or Change in Control
The table below sets forth the values that the Named Executive Officers would have derived in the event of (i) death or disability, (ii) termination without cause or resignation for good reason not in connection with a change of control (“Non-CIC Termination”), and (iii) termination without cause or resignation for good reason in connection with a change of control (“CIC Termination”), assuming that in each case the event occurred on the last business day of 2024.

	Death/Disability		Non-CIC Termination		CIC Termination
Name	Cash Severance(1)	Equity Severance(2)	Cash Severance(3)	Equity Severance(4)	Cash Severance(5)	Equity Severance(6)
Amit Yoran	$1,049,777	$17,620,699	$1,049,777	$—	$2,121,177	$17,620,699
Stephen A. Vintz	17,421	8,398,060	598,220	—	973,158	8,398,060
Mark Thurmond	80,129	7,169,639	660,928	—	1,035,866	7,169,639
_____________
(1)    For Mr. Vintz and Mr. Thurmond, represents the value of the payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination. For Mr. Thurmond, it also includes the value of any accrued but unused vacation, as required by state law. For Mr. Yoran, represents payments made to Mr. Yoran's estate of the value of 18 months of continued base salary, payment by the Company of the employer-paid portion of premiums for continued group health coverage for Mr. Yoran's dependents for 12 months following termination, and a lump sum cash payment equal to Mr. Yoran’s target annual bonus for the year of termination, reduced by the amount of the quarterly bonuses paid during the year of termination.

(2)    Represents the value of accelerated vesting of restricted stock units and the value of accelerated vesting of the target amount of PSUs, as applicable, in each case based on the closing price of our common stock of $39.38 per share on December 31, 2024.
(3)    Represents the value of 12 months of continued base salary (18 months for Mr. Yoran), payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination, and a lump sum cash payment equal to the Named Executive Officer’s target annual bonus reduced by the amount of the quarterly bonuses paid during 2024. For Mr. Thurmond, it also includes the value of any accrued but unused vacation, as required by state law.
(4)    PSUs would have been forfeited in connection with a termination due to a non-CIC Termination prior to the satisfaction of the applicable performance-based vesting condition.
(5)    Represents the value of a lump sum cash payment equal to 12 months of base salary (18 months for Mr. Yoran), payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination, a lump sum cash payment equal to one times the Named Executive Officer’s target annual bonus (1.5 times for Mr. Yoran) reduced by the amount of the quarterly bonuses paid during 2024, and a lump sum cash payment equal to one times the Named Executive Officer’s target annual bonus (1.5 times for Mr. Yoran). For Mr. Thurmond, it also includes the value of any accrued but unused vacation, as required by state law.
(6)    Represents the value of accelerated vesting of restricted stock units and the value of accelerated vesting of PSUs granted in 2024, as applicable. In connection with a CIC Termination (or upon the occurrence of a change of control where the PSUs are not continued, assumed or substituted by the acquirer), the performance-based vesting condition would be deemed satisfied at 100% of target, and the service-based condition would be deemed satisfied as of the later to occur of the closing date of the change in control or the CIC Termination. All values reported in this column are based on the closing price of our common stock of $39.38 per share on December 31, 2024.
CEO Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are required to provide a reasonable estimate of the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of our other employees. For purposes of this disclosure, our principal executive officer is our former CEO, Amit Yoran, who served in that role from 2016 through December 5, 2024 and was serving as CEO on our median employee determination date (as described below). Effective December 5, 2024, our Board of Directors appointed Stephen Vintz, our Chief Financial Officer, and Mark Thurmond, our Chief Operating Officer, to serve as Co-Chief Executive Officers, in addition to their then existing roles as Chief Financial Officer and Chief Operating Officer, respectively, with Mr. Vintz serving as principal executive officer.
To calculate our 2024 CEO pay ratio, we elected to utilize the same median employee we had identified in 2023 using the identification process described below, because there were no subsequent changes to our employee population or compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. Our employee population and compensation arrangements did not otherwise change year-over-year from our median employee determination date in a manner that we believe would necessitate re-determining the median employee in 2024.

For our last completed year, which ended December 31, 2024:
•The median of the annual total compensation of all of our employees (other than Mr. Yoran), including employees of our consolidated subsidiaries, was $235,438. This annual total compensation is calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, and reflects, among other things, salary and bonus earned and aggregate “grant date fair value” of RSU awards granted during 2024.
•Mr. Yoran's annual total compensation for 2024, as reported in the Summary Compensation Table, was $13,654,658.
•Based on the above, for 2024, the ratio of Mr. Yoran's annual total compensation to the median of the annual total compensation of all employees was 58.0 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and applicable guidance and is based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies, even companies within the same industry as us, may not be comparable to our pay ratio as disclosed above.
The methodology, including any material assumptions, adjustments and estimates, we used to identify the median employee in 2023 and calculate the 2024 pay ratio is described below.
•For purposes of the pay ratio calculation, we included substantially all of our full-time, part-time and temporary employees globally as of December 31, 2023, our median employee determination date. As permitted by the SEC rules, we excluded 5% of our global employee population from the calculation by excluding all employees in a given jurisdiction located outside of the United States, starting with the jurisdiction that had the lowest number of employees as of December 31, 2023, and continuing to exclude all employees in jurisdictions with an increasingly greater number of employees as of such date until 5% of our total global employee population was excluded. We excluded these employees given the small number of employees in those jurisdictions and the estimated cost of obtaining their compensation information. As of December 31, 2023, our workforce consisted of 1,903 employees (including individuals employed by our consolidated subsidiaries), 1,101 of whom were U.S. employees, and 802 (or approximately 42.14% of our total employee population as of December 31, 2023) were employees located outside of the United States, after excluding 96 employees located outside the United States via the methodology described above.
•To identify the median employee from the employee population described above, we determined the sum of each employee's (i) annual base salary as of December 31, 2023 (calculated as annual base pay using a reasonable estimate of hours worked during 2023 for hourly employees and using annual base salary for our remaining employees), plus (ii) earned annual cash incentive bonus or commission, as applicable, for 2023. Permanent employees who joined in 2023 were assumed to have worked for the entire year, and thus we annualized the pay of such new hires. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of all of our employees. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate on December 31, 2023. In determining the median compensated employee, we did not make any cost of living adjustments to the compensation paid to any employee outside of the U.S.

•Once we identified our median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, including for this purpose the aggregate grant date fair value of equity awards (as determined in accordance with footnote 1 of the 2024 Summary Compensation Table) granted in 2024, yielding the median annual total compensation disclosed above. With respect to Mr. Yoran's annual total compensation, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table.
POLICIES AND PRACTICES RELATED TO THE GRANT OF CERTAIN EQUITY AWARDS CLOSE IN TIME TO THE RELEASE OF MATERIAL NONPUBLIC INFORMATION
Stock options were last granted in 2018. We do not currently grant stock options, stock appreciation rights, or similar option-like instruments and, as such, do not have any policy or practice in place on the timing of awards of options, stock appreciation rights, or similar option-like instruments in relation to the disclosure of material non-public information. If, in the future, we anticipate granting stock options, stock appreciation rights, or similar option-like instruments, we may determine to establish a policy regarding how the Board determines when to grant such awards and how the Board or Compensation Committee will take material non-public information into account when determining the timing and terms of such awards.
PAY VERSUS PERFORMANCE
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and NEO pay. For additional information about our pay-for-performance philosophy and how we align executive compensation with Company performance, refer to the Compensation Discussion and Analysis.
Pay Versus Performance Table

	Summary Compensation Table Total for PEO(1)		Compensation Actually Paid to PEO(2)		Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Loss(7) (in 000s)	Revenue(8) (In 000s)
	Yoran	Vintz	Yoran	Vintz			Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$13,654,658	$6,058,785	$10,568,916	$4,684,374	$5,879,839	$4,633,854	$164.36	$301.44	$(36,301)	$900,021
2023	9,259,796	—	11,610,194	—	4,839,761	6,033,046	192.24	221.06	(78,284)	798,710
2022	9,984,784	—	2,495,451	—	4,437,051	(307,171)	159.22	132.79	(92,222)	683,191
2021	8,480,631	—	9,080,956	—	3,826,808	3,777,785	229.84	206.76	(46,677)	541,130
2020	7,450,968	—	42,535,471	—	3,483,987	12,993,389	218.11	149.98	(42,731)	440,221
_____________
(1)    The dollar amounts are the amounts of total compensation reported for Messrs. Yoran and Vintz (each of whom served as our principal executive officer, or "PEO," for a portion of 2024) for each applicable year in the “Total” column of the Summary Compensation Table. Refer to the section “Executive Compensation – Executive Compensation Tables –Summary Compensation Table.” Mr. Vintz was not our PEO from 2020 to 2023 and as such, no amounts are shown for him in this column for those years. Instead, Mr. Vintz’s compensation for the years 2020 through 2023 is included as part of the average Non-PEO NEO Compensation reported in columns (d) and (e).

(2)    Compensation actually paid to Messrs. Yoran and Vintz, respectively, does not reflect the actual amount of compensation earned by or paid. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Messrs. Yoran and Vintz’s respective total compensation for 2024 to determine the compensation actually paid:

			Equity Award Adjustments(a)
	Summary Compensation Table Total for PEO	Less: Reported Value of Equity Awards(b)	Add: Year End Fair Value of Equity Awards Granted in the Year	Add: Change in Fair Value from the end of the Prior Year to the end of the Covered Year of Equity Awards Granted in Prior Years	Add: Change in Fair Value on the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Total Compensation Actually Paid to PEO
Yoran 2024	$13,654,658	$12,599,946	$10,133,965	$(805,877)	$186,116	$10,568,916
Vintz 2024	6,058,785	5,249,962	4,222,473	(455,485)	108,563	4,684,374
_____________
(a)    There were no other assumptions made in the valuation of equity awards that differ materially from those disclosed as of the grant date of such equity awards.
(b)    The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(3)    The dollar amounts reported in column (d) represent the average of the amounts of total compensation reported for the Company's NEOs as a group (excluding, with respect to 2020-2023, Mr. Yoran, and, with respect to 2024, Messrs. Yoran and Vintz) (the "Non-PEO NEOs") in each applicable year in the “Total” column of the Summary Compensation Table. The names of each of the Non-PEO NEOs included for purposes of calculating the average amounts of total compensation in each applicable year are as follows: (i) for 2024, Mr. Thurmond; (ii) for 2023, Messrs. Thurmond and Vintz; (iii) for 2022, Messrs. Riddick, Thurmond and Vintz and (iv) for 2021 and 2020, Messrs. Riddick and Vintz.
(4)    Average compensation actually paid to our Non-PEO NEOs does not reflect the actual amount of compensation earned by or paid. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our Non-PEO NEOs average total compensation to determine the compensation actually paid:

			Equity Award Adjustments(a)
	Average Summary Compensation Table Total for Non-PEO NEOs	Less: Reported Value of Equity Awards(b)	Add: Year End Fair Value of Equity Awards Granted in the Year	Add: Change in Fair Value from the end of the Prior Year to the end of the Covered Year of Equity Awards Granted in Prior Years	Add: Change in Fair Value on the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Total Average Compensation Actually Paid to Non-PEO NEOs
2024	$5,879,839	$5,074,944	$4,081,709	$(332,804)	$80,054	$4,633,854
_____________
(a)    There were no other assumptions made in the valuation of equity awards that differ materially from those disclosed as of the grant date of such equity awards.
(b)    The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(5)    Cumulative Total Shareholder Return ("TSR") is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)    Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. As permitted by SEC rules, the peer group used for this purpose is the group of companies included in the NASDAQ Computer Index, which is the industry peer group used in our Annual Report pursuant to Item 201(e) of Regulation S-K for the year ended December 31, 2024.
(7)    Represents the amount of net loss reflected in our audited financial statements in the applicable year.
(8)    Revenue is selected as the most important performance measurement for the current year.
Important Performance Measures
The most important financial performance measures used by the company to link compensation actually paid to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see Compensation Discussion and Analysis.
•Bookings
•Revenue
•Unlevered Free Cash Flow
Relationships Between Compensation Actually Paid and Financial Performance Measures
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationships between the pay and performance measures that are included in the pay versus performance tabular disclosure above. As noted above, other than with respect to Revenue, the performance measures included in the graphs below do not align with how the Company or the Compensation Committee view the link between the Company's performance and NEO pay. The “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent how our Compensation Committee assesses or determines the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.
Compensation Actually Paid, TSR and Peer Group TSR
The following graph sets forth the relationship between compensation actually paid to our PEOs, the average of compensation actually paid to our Non-PEO NEOs, and the Company’s cumulative TSR and the cumulative TSR of the NASDAQ Computer Index over the five most recently completed fiscal years.

Compensation Actually Paid and Net Loss
The following graph sets forth the relationship between compensation actually paid to our PEOs, the average of compensation actually paid to our Non-PEO NEOs, and the Company’s net loss over the five most recently completed fiscal years.

Compensation Actually Paid and Revenue
The following graph sets forth the relationship between compensation actually paid to our PEOs, the average of compensation actually paid to our Non-PEO NEOs, and revenue over the five most recently completed fiscal years. For further information on how Revenue impacts executive compensation, please see the Compensation Discussion and Analysis beginning on page 44.
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
DIRECTOR COMPENSATION
Director Compensation
This section provides information regarding the compensation of our non-employee directors. In May 2024, our Board adopted a non-employee director compensation policy. This compensation policy provides that each such non-employee director will receive the compensation outlined in “—Cash Compensation” and “—Equity Compensation” below and entitles our non-employee directors to reimbursement of ordinary, necessary and reasonable out-of-pocket travel expenses incurred in connection with attending in-person meetings of our Board of Directors or committees thereof.

Cash Compensation
The cash compensation amounts set forth below are payable to each non-employee director for their service on the Board of Directors of the Company in equal semi-annual installments, payable in arrears prior to the last day of June and December (each a "Service Period"):

Annual Retainer ($)
Annual Board Service Retainer	$35,000
Lead Independent Director Service Retainer	20,000

	Annual Retainer ($)
	Chairperson	Committee Member
Audit Committee	$20,000	$10,000
Compensation Committee	15,000	7,500
Nominating and Corporate Governance Committee	10,000	5,000
Cybersecurity Risk Management Committee	12,000	5,000
If an eligible director joins the Board or a committee of the Board at a time other than effective as of the first day of a Service Period, each annual retainer set forth above is pro-rated based on the number of regularly scheduled Board and/or committee meetings, as applicable the director attended in the applicable Service Period, with the pro-rated amount paid on the last day of the first Service Period in which the director provides the service and regular full semi-annual payments thereafter. All annual cash fees are vested upon payment.
Equity Compensation
Annual Grants: On the date of each annual stockholder meeting of the Company, each eligible director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any eligible director who is first appointed or elected by the Board at such meeting) will automatically, and without further action by the Board or the Compensation Committee, be granted a number of RSUs having an aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of $200,000 (the “Annual Grant”). The RSUs subject to the Annual Grant will vest in full on the first anniversary of the date of grant, subject to the eligible director’s continuous service through such vesting date; provided, that the Annual Grant will in any case be fully vested on the date of the Company’s next annual stockholder meeting, subject to the eligible director’s continuous service through such vesting date; provided, further, that the Annual Grant will vest in full upon a Change in Control (as defined in the 2018 Plan), subject to the eligible director’s continuous service through such date.
Initial Grants: The Board, in its sole discretion, may grant equity compensation in connection with an eligible director’s initial election or appointment to the Board. Historically, the Board has provided an initial RSU grant to directors with aggregate dollar values on the date of grant of approximately $400,000.

2024 Director Compensation Table
The following table provides information as to the compensation of our non-employee directors for the year ended December 31, 2024.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3)	Total
Arthur W. Coviello, Jr.	$65,000	$199,990	$264,990
Niloofar Razi Howe	47,500	199,990	247,490
John C. Huffard, Jr.	57,000	199,990	256,990
A. Brooke Seawell	55,000	199,990	254,990
Linda Zecher Higgins	55,000	199,990	254,990
George Alexander Tosheff	50,000	199,990	249,990
Raymond Vicks	45,000	199,990	244,990
Margaret Keane	47,500	199,990	247,490
_____________
(1)    Mr. Yoran did not earn compensation during 2024 for his service on our Board of Directors. Mr. Yoran’s compensation is fully reflected in the Summary Compensation Table above.
(2)    The amounts in the Stock Awards column reflect the aggregate grant date fair value of each RSU award granted during the year ended December 31, 2024, computed in accordance with ASC Topic 718. This calculation assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. These amounts do not reflect the actual economic value that will be realized by the director upon vesting of the RSUs or the sale of the common stock underlying such RSUs.
(3)    As of December 31, 2024, Mr. Seawell held options to purchase 230,000 shares of our common stock. None of our other non-employee directors held options to purchase shares of our common stock as of December 31, 2024. As of December 31, 2024, Mses. Higgins and Howe and Messrs. Coviello, Huffard and Seawell each held 4,607 RSUs, Mr. Tosheff held 7,895 RSUs, Mr. Vicks held 7,303 RSUs and Ms. Keane held 10,982 RSUs. On May 22, 2024, every current non-employee director as of that date was granted 4,607 RSUs, with the shares underlying the RSUs vesting on the earlier of the first anniversary of the date of grant of the Company's next annual stockholder meeting, subject to each director's continued service as a director through the applicable vesting date and accelerated vesting in specified circumstances.
Director Stock Ownership Guidelines
The Compensation Committee believes that stock ownership guidelines help align the interests of our non-employee directors with those of our stockholders and may act as a risk mitigation device. In February 2022, our Compensation Committee adopted stock ownership guidelines for our non-employee directors. Under these guidelines, the non-employee members of our Board are each required to beneficially own shares of our common stock (including shares owned outright and unvested time-vesting shares of restricted stock or RSUs) with a value equal to at least five times their annual base cash retainer; for 2024, this equates to $175,000. Directors have five years from the date that they become subject to the guidelines to comply, and if the required ownership level is not achieved within five years, they must hold 50% of the net shares received from their equity grants until the guidelines are achieved. As of December 31, 2024, all of our non-employee directors satisfied the required ownership guideline level.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(2)
Equity compensation plans approved by stockholders	11,752,327	(3) (4) (5)	$10.42	35,810,667
Equity compensation plans not approved by stockholders	—		—	—
Total	11,752,327		$10.42	35,810,667
_____________
(1)    The weighted average exercise price of the outstanding stock options and rights excludes 7,502,831 shares in column (a) that are issuable upon vesting of RSUs and PSUs, which have no exercise price.
(2)    Includes our 2018 Equity Incentive Plan (“2018 Plan”) and 2018 ESPP. Stock options or other stock awards granted under our 2012 Stock Incentive Plan and 2016 Stock Incentive Plan that are forfeited, terminated, expired or repurchased become available for issuance under our 2018 Plan. Our 2018 Plan provides that the total number of shares reserved of common stock reserved for issuance thereunder will be automatically increased, on January 1 of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our Board. Our 2018 ESPP provides that the number of shares of our common stock reserved for issuance thereunder will automatically increase on January of each calendar year by the lesser of: (1) 1.5% of the total number of shares our capital stock outstanding on December 31st of the preceding year; (2) 8,000,000 shares; or (3) a lesser number of shares determined by our Board. On January 1, 2025, the number of shares reserved for issuance under our 2018 Plan and our 2018 ESPP automatically increased by 5,984,902 shares and 1,795,470 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)    This amount includes 293,940 PSUs that, if and when vested, will be settled in shares of our common stock. For PSUs for which the performance period has ended as of December 31, 2024, the amounts reported in the table reflect the actual number of PSUs earned above and below target levels based on actual performance measured at the end of the performance period.
(4)    Pursuant to the share purchase agreement with Ermetic, pursuant to which we acquired all of the outstanding share capital of Ermetic, all outstanding, unvested and unexercised options (other than underwater options) held by then-current employees of Ermetic were substituted for Tenable unvested RSUs and all outstanding and unvested RSUs of Ermetic held by then-current employees of Ermetic were substituted for Tenable unvested RSUs (collectively, the "Acquisition RSUs"). There were 66,595 Acquisition RSUs outstanding as of December 31, 2024, which have no exercise price.
(5)    Pursuant to the share purchase agreement with Eureka, pursuant to which we acquired all of the outstanding share capital of Eureka, all outstanding, unvested and unexercised options (other than underwater options) held by then-current employees of Eureka were substituted for Tenable unvested RSUs and all outstanding and unvested RSUs of Eureka held by then-current employees of Eureka were substituted for Tenable unvested RSUs (collectively, the "Acquisition RSUs"). There were 15,883 Acquisition RSUs outstanding as of December 31, 2024, which have no exercise price.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Related-Person Transactions Policy and Procedures
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated, any transaction that was not initially identified as a related person transaction prior to consummation, or any customer or vendor transaction with an entity related to a director of the Company that is conducted in the ordinary course of business and subject to usual trade terms, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval, ratification, or rejection. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:
•    the risks, costs and benefits to us;
•    the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•    the terms of the transaction;
•    the availability of other sources for comparable services or products; and
•    the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, shall approve only those transactions that, in light of known circumstances, it determines in the good faith exercise of its discretion are in, or are not inconsistent with, our best interests and our stockholders' best interests.
Certain Related Person Transactions
The following includes a summary of transactions since January 1, 2024 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Employment Arrangements with Messrs. Schonberger and Vintz
We have employed Ron Schonberger, the brother of Amit Yoran, our former Chief Executive Officer and Chairman, since October 2017, and Frank Vintz, the brother of Stephen A. Vintz, our Co-Chief Executive Officer and Chief Financial Officer, since March 2017. Each of Mr. Schonberger and Mr. Frank Vintz is paid compensation consisting of salary, bonus, commission and the fair value of RSUs. In 2024, Mr. Schonberger and Mr. Frank Vintz each received total cash and equity compensation of approximately $500,000.
Indemnification
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with our executive officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Tenable Holdings, Inc., Attn: Corporate Secretary, 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Michelle VonderHaar
Chief Legal Officer and Corporate Secretary
Dated:	April 3, 2025
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2024 is available without charge upon written request to Tenable Holdings, Inc., Attention: Corporate Secretary, Tenable Holdings, Inc., 6100 Merriweather Drive, 12th Floor, Columbia, Maryland 21044.

APPENDIX
RECONCILIATION OF NON-GAAP MEASURES
In this proxy statement, we discuss certain operating metrics and non-GAAP financial measures, as described below, which we think are important to better understand and evaluate our core operating and financial performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance the overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP included in our Annual Report on Form 10-K. We believe that these operating metrics and non-GAAP financial measures provide useful information about our operating and financial performance, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to important metrics used by management for financial and operational decision-making.
Calculated Current Billings
We define calculated current billings, a non-GAAP financial measure, as revenue recognized in a period plus the change in current deferred revenue in the corresponding period. We believe that calculated current billings is a key metric to measure our periodic performance. Given that most of our customers pay in advance, but we typically recognize a majority of the related revenue ratably over time, we use calculated current billings to measure and monitor our ability to provide our business with the working capital generated by upfront payments from our customers. We believe that calculated current billings, which excludes deferred revenue for periods beyond twelve months in a customer’s contractual term, more closely correlates with annual contract value. Variability in total billings, depending on the timing of large multi-year contracts and the preference for annual billing versus multi-year upfront billing, may distort growth in one period over another.
The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to calculated current billings:

	Year Ended December 31,
(in thousands)	2024	2023
Revenue	$900,021	$798,710
Deferred revenue (current), end of period	650,372	580,779
Deferred revenue (current), beginning of period(1)	(580,887)	(506,192)
Calculated current billings	$969,506	$873,297
_______________
(1)    Deferred revenue (current), beginning of period for 2024 and 2023 includes $0.1 million and $4.1 million, respectively, related to acquired deferred revenue.
Free Cash Flow and Unlevered Free Cash Flow
We define free cash flow, a non-GAAP financial measure, as net cash flows from operating activities reduced by purchases of property and equipment and capitalized software development costs. We believe free cash flow is an important liquidity measure of the cash (if any) that is available, after purchases of property and equipment and capitalized software development costs, for investment in our business and to make acquisitions. We believe that free cash flow is useful as a liquidity measure because it measures our ability to generate or use cash.
We also use the non-GAAP measure of unlevered free cash flow, which we define as free cash flow plus cash paid for interest and other financing costs. We believe unlevered free cash flow is useful as a liquidity measure as it measures the cash that is available to invest in our business and meet our current debt obligations and future financing needs. However, given our debt obligations, non-cancelable commitments and other contractual obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expense.
The following table presents a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow and unlevered free cash flow:

	Year Ended December 31,
(in thousands)	2024	2023
Net cash provided by operating activities	$217,476	$149,855
Purchases of property and equipment	(4,247)	(1,704)
Capitalized software development costs	(6,451)	(7,052)
Free cash flow	206,778	141,099
Cash paid for interest and other financing costs	30,977	34,323
Unlevered free cash flow	$237,755	$175,422
Free cash flow and unlevered free cash flow for the periods presented were impacted by:

	Year Ended December 31,
(in thousands)	2024	2023
Employee stock purchase plan activity	$(1,016)	$1,077
Acquisition-related expenses	(1,496)	(9,336)
Restructuring	(5,911)	—
Tax payment on intra-entity asset transfer(1)	(1,232)	—
_______________
(1)    The tax payment on intra-entity asset transfer in 2024 includes $0.3 million of interest that is included in cash paid for interest and other financing costs.
Non-GAAP Income from Operations
We use non-GAAP income from operations as a key indicator of our financial performance. We define non-GAAP income from operations as loss from operations, excluding the effects of stock-based compensation, acquisition-related expenses, restructuring expenses, costs related to the intra-entity asset transfers resulting from the internal restructuring of legal entities and amortization of acquired intangible assets. Acquisition-related expenses include transaction and integration expenses as well as costs related to the intercompany transfer of acquired intellectual property. Restructuring expenses include non-ordinary course severance, employee related benefits and other charges to reorganize business operations.

The following table presents a reconciliation of loss from operations, the most directly comparable financial measure calculated in accordance with GAAP, to non-GAAP income from operations:

	Year Ended December 31,
(dollars in thousands)	2024	2023
Loss from operations	$(6,856)	$(52,160)
Stock-based compensation	163,515	145,327
Acquisition-related expenses	1,932	9,472
Restructuring	6,070	4,499
Amortization of acquired intangible assets	19,457	13,859
Non-GAAP income from operations	$184,118	$120,997

Non-GAAP Net Income and Non-GAAP Earnings Per Share
We use non-GAAP net income, which excludes stock-based compensation, acquisition-related expenses, restructuring expenses and amortization of acquired intangible assets, as well as the related tax impacts, and the tax impact and related costs of intra-entity asset transfers resulting from the internal restructuring of legal entities as well as deferred income tax benefits recognized in connection with acquisitions, to calculate non-GAAP earnings per share. We believe that these non-GAAP measures provide important information because they facilitate comparisons of our core operating results over multiple periods.

The following table presents a reconciliation of net loss and net loss per share, the most comparable financial measures calculated in accordance with GAAP, to non-GAAP net income and non-GAAP earnings per share:

	Year Ended December 31,
(in thousands, except for per share amounts)	2024	2023
Net loss	$(36,301)	$(78,284)
Stock-based compensation	163,515	145,327
Tax impact of stock-based compensation(1)	2,845	2,017
Acquisition-related expenses(2)	1,932	9,472
Restructuring(2)	6,070	4,499
Amortization of acquired intangible assets(3)	19,457	13,859
Tax impact of acquisitions	(161)	265
Tax impact of intra-entity asset transfer(4)	1,232	—
Non-GAAP net income	$158,589	$97,155

Net loss per share, diluted	$(0.31)	$(0.68)
Stock-based compensation	1.38	1.25
Tax impact of stock-based compensation(1)	0.03	0.02
Acquisition-related expenses(2)	0.02	0.08
Restructuring(2)	0.05	0.04
Amortization of acquired intangible assets(3)	0.16	0.11
Tax impact of acquisitions	—	—
Tax impact of intra-entity asset transfer(4)	0.01	—
Adjustment to diluted earnings per share(5)	(0.05)	(0.02)
Non-GAAP earnings per share, diluted	$1.29	$0.80

Weighted-average shares used to compute GAAP net loss per share, diluted	118,789	115,408

Weighted-average shares used to compute non-GAAP earnings per share, diluted	123,370	120,714
________________
(1)    The tax impact of stock-based compensation is based on the tax treatment for the applicable tax jurisdictions.
(2)    The tax impact of acquisition-related expenses and restructuring expenses are not material.
(3)    The tax impact of the amortization of acquired intangible assets is included in the tax impact of acquisitions.
(4)    The tax impact of the intra-entity asset transfer is additional tax incurred related to the 2021 internal restructuring of Indegy Ltd.
(5)    An adjustment to reconcile GAAP net loss per share, which excludes potentially dilutive shares, to non-GAAP earnings per share, which includes potentially dilutive shares.

tenable
P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Tenable Holdings, Inc.

Annual Meeting of Stockholders

Wednesday, May 14, 2025 1:00 PM, Eastern Time

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Meeting Materials: Notice of Meeting and Proxy Statement & Annual Report on Form 10-K

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